                                 SCHEDULE 14A
                                (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant To Section 14(a) Of The Securities
                     Exchange Act Of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement                   [_] Confidential, for Use of
                                                      the Commission Only (as
                                                      permitted by Rule 14a-
                                                      6(e)(2))
[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-12

                              SAGA SYSTEMS, INC.

               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)  Title of each class of securities to which transaction applies:

               Common Stock, par value $.01 per share, of SAGA SYSTEMS, Inc.

        (2)  Aggregate number of securities to which transaction applies:

               29,145,024 shares of common stock (includes 1,975,482 underlying options to purchase shares of common stock)

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $11.50 per share of outstanding common stock in the merger between Software AG Acquisition Corporation and the Registrant, other than those held by Software AG which will be canceled in the merger, plus the difference between $11.50 and the exercise price of each share subject to an option which will receive payment pursuant to the Agreement and Plan of Merger dated as of November 1, 2000.

        (4)  Proposed maximum aggregate value of transaction:

               $325,573,768

        (5)  Total fee paid:

               $65,114.75

[ ] Fee paid previously with preliminary materials:

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid: $65,114.75

    (2) Form, Schedule or Registration Statement No.: 1-13609

    (3) Filing Party: Saga Systems, Inc.

    (4) Date Filed: 11/30/00

  PRELIMINARY PROXY STATEMENT DATED NOVEMBER 30, 2000 - SUBJECT TO COMPLETION

                              SAGA SYSTEMS, INC.
                          11190 Sunrise Valley Drive
                               Reston, VA 20191



Dear Stockholders:                                           _____________, 200_


     You are cordially invited to attend a special meeting of stockholders of SAGA SYSTEMS, Inc. to be held on ___________, 2001, at ________ a.m., local time, at ________________________________. At the special meeting, we will ask you to consider and vote to adopt the merger agreement that we entered into on November 1, 2000 with Software AG, under which a wholly owned subsidiary of Software AG, Software AG Acquisition Corporation, will be merged into our company.

     Our Board of Directors carefully considered and reviewed the terms and conditions of the proposed merger. In connection with its evaluation of the merger, our Board of Directors engaged Updata Capital to act as its financial advisor. Updata Capital rendered its oral opinion on October 31, 2000 (confirmed orally and in writing on November 1, 2000) that, based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the cash merger consideration of $11.50 per share of common stock to be received in the merger is fair to you from a financial point of view. The written opinion of Updata Capital, dated November 1, 2000, is attached as Appendix B to the proxy statement and should be read carefully and in its entirety by the stockholders.

     Based on its review, our Board of Directors has determined that the terms of the merger agreement and the merger are advisable and are fair to and in the best interests of SAGA SYSTEMS and its stockholders.

     Our Board of Directors, based on its determination that the merger agreement and the merger are advisable and are fair to and in the best interest of SAGA SYSTEMS and its stockholders, has approved the merger agreement and the merger. Accordingly, our Board of Directors recommends that you vote "FOR" adoption of the merger agreement.

     Approval of the merger agreement at the special meeting will require the affirmative vote of holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting. Thayer Equity Investors III, L.P., one of its affiliates, and I, as the president, chief executive officer and chairman of the Board of Directors of SAGA SYSTEMS, together own as of the record date approximately __% of the outstanding shares of SAGA SYSTEMS common stock, and have agreed to vote all such shares for adoption of the merger agreement.

     The accompanying proxy statement provides you with a summary of the proposed merger agreement and additional information about the parties involved and their interests. If the merger agreement is adopted by the holders of SAGA SYSTEMS common stock, the closing of the merger will occur after the special meeting as soon as all of the other conditions to closing the merger are satisfied.

     Please give the accompanying proxy statement, including all of the attached appendices, your careful attention. You are entitled to vote at the special meeting all shares of SAGA SYSTEMS common stock you held of record at the close of business on _______, the record date for the special meeting. Whether or not you plan to attend, it is important that your shares are represented at the special meeting. A failure to vote will count as a vote against the merger agreement. Accordingly, you are requested to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided, whether or not you plan to attend. This will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

                                          Sincerely,



                                          Daniel F. Gillis
                                          President, Chief Executive Officer and
                                          Chairman of the Board of Directors

     This proxy statement is dated ________, 200_ and was first mailed to SAGA SYSTEMS stockholders on or about __________________, 200__.

                              SAGA SYSTEMS, INC.
                          11190 Sunrise Valley Drive
                               Reston, VA 20191


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON __________, 2001


     Notice is hereby given that a Special Meeting of Stockholders of SAGA SYSTEMS, Inc., a Delaware corporation, will be held on ____________, 2001 at ______ a.m., local time, at _____________________, for the following purposes:


          (1) To consider and vote upon a proposal to adopt an Agreement and Plan of Merger dated as of November 1, 2000 pursuant to which Software AG Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Software AG, will merge with and into SAGA SYSTEMS and each stockholder of SAGA SYSTEMS (other than Software AG, its subsidiaries and stockholders who are entitled to and have perfected their appraisal rights) will become entitled to receive not less than $11.50 in cash for each outstanding share of common stock, $0.01 par value, of SAGA SYSTEMS owned at the effective time of the merger. A copy of the merger agreement is attached as Appendix A to and is described in the accompanying proxy statement.

          (2) To consider and vote upon such other matters as may properly come before the special meeting or any adjournment or adjournments of the special meeting.

     Our Board of Directors has determined that only holders of common stock of record at the close of business on _______________, 200_, will be entitled to notice of, and to vote at, the special meeting or any adjournment or adjournments of the special meeting. A form of proxy and a proxy statement containing more detailed information with respect to the matters to be considered at the special meeting accompany and form a part of this notice.

                             By order of the Board of Directors,



                             Katherine E. Butler
                             Vice President, General Counsel & Secretary

Reston, Virginia
_____________, 200_

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

     Any stockholder has the right to seek appraisal of his or her shares upon compliance with the procedures set forth in Section 262 of the Delaware General Corporation Law. See "Appraisal Rights" and the full text of Section 262 of the Delaware General Corporation Law, which is attached as Appendix C and is described in the accompanying proxy statement.

                              SUMMARY TERM SHEET

     This summary term sheet does not contain all the information that is important to consideration of the matters on which you are being asked to vote. You should carefully read the entire proxy statement, including the attached appendices, to fully understand the merger agreement. The merger agreement is attached as Appendix A to this proxy statement. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

THE PARTIES

SAGA SYSTEMS, Inc. (page __)

     We, together with our subsidiaries, are an enterprise software solutions company that provides software solutions and related professional services to large organizations with complex computing requirements. Through a licensing agreement with Software AG (described below), we license, distribute and service products of Software AG both directly and indirectly in North America, South America, Japan and Israel. In addition, we license and service our own products which are marketed under the names Sagavista, Construct and Construct Spectrum. In February 1981, our company was incorporated under the laws of the State of Delaware and established as a holding company for SAGA Software, Inc. (formerly known as Software AG Americas, Inc.) which has been in operation since 1973. Prior to March 31, 1997, SAGA SYSTEMS, Inc. was a wholly owned subsidiary of Software AG, which will be our ultimate parent if the merger is completed. In May 1999, SAGA SYSTEMS changed its name from Software AG Systems, Inc. to SAGA SYSTEMS, Inc. The mailing address of SAGA SYSTEMS' executive offices is 11190 Sunrise Valley Drive, Reston, Virginia 20191 and the telephone number is (703) 860-5050.

Software AG (page __)

     Software AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany, is a provider of system software and a major global company offering technology for data management and electronic business. The mailing address of Software AG's principal office is Uhlandstrasse 12, D-64297, Darmstadt, Germany and the telephone number is +49 6151 92 1000.

Software AG Acquisition Corporation (page __)

     Software AG Acquisition Corporation is a Delaware corporation formed solely for the purpose of entering into the merger agreement, the stockholder agreement with Thayer Equity Investors III, L.P., one of its affiliates and SAGA SYSTEMS' president, chief executive officer and chairman of the Board of Directors, and performing the transactions contemplated by those agreements. Software AG Acquisition Corporation has not engaged in any business activity other than those incident to its formation and the execution, delivery and performance of the merger agreement and stockholder agreement.

THE SPECIAL MEETING

Date, Time, Place and Purpose (page __)

     The special meeting will be held on _______, 2001 at ______ a.m., local time, at ____________________. You will be asked to consider and vote upon a proposal to adopt the merger agreement which is attached as Appendix A to this proxy statement.

Record Date and Voting Power (page __)

     You are entitled to vote at the special meeting those shares of SAGA SYSTEMS common stock you held of record at the close business on _________, the record date for the special meeting. You will be entitled to one vote for each share of SAGA SYSTEMS common stock that you owned of record on the record date. On the record date, there were ______ shares of SAGA SYSTEMS common stock issued and outstanding and entitled to be voted at the special meeting. On the record date, Thayer Equity Investors III, L.P., one of its affiliates and SAGA SYSTEMS' president, chief executive officer and chairman of the Board of Directors held of record an aggregate of 10,999,589 shares of outstanding common stock and options exercisable for 2,047,010 shares of common stock. Software AG held of record 2,202,600 shares of common stock on the record date.

Voting and Proxies (page __)

     You may vote by returning the enclosed proxy card or by appearing at the special meeting. Unless contrary instructions are indicated on your proxy, all of your shares represented by valid proxies that you have finally submitted will be voted "FOR" the adoption of the merger agreement. If your shares are held in "street name" by your broker, your broker will vote your shares only if you provide instructions on how to vote. You should follow the procedures provided by your broker regarding voting of your shares. If you own SAGA SYSTEMS common stock and fail to vote, fail to instruct your broker to vote or abstain from voting, you will in effect be voting against the adoption of the merger agreement.

     You should not send any stock certificates with your proxy. A letter of transmittal with instructions for the surrender of certificates formerly representing SAGA SYSTEMS common stock will be mailed to you as soon as practicable after completion of the merger.

Required Vote (page ___)

     Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of SAGA SYSTEMS common stock entitled to vote at the special meeting. An aggregate of [14,686,072] votes will be required to adopt the merger agreement.

     In the merger agreement, Software AG which holds approximately ___% of common stock of SAGA SYSTEMS entitled to vote at the special meeting has agreed to vote all of its shares in favor of the proposal to adopt the merger agreement. In addition, in the stockholder agreement, Thayer Equity Investors III, L.P., one of its affiliates and SAGA SYSTEMS' president, chief executive officer and chairman of the Board of Directors agreed to vote all of their common stock of SAGA SYSTEMS (or approximately % entitled to vote at the special meeting) in favor of the proposal to adopt the merger agreement.

Share Ownership of Directors and Executive Officers (page ___)

     As of __________, our directors and executive officers owned __________ shares of SAGA SYSTEMS common stock (excluding 10,795,244 shares held by Thayer Equity Investors III, L.P. and one of its affiliates as to which three of the directors disclaim beneficial ownership) representing _____% of the total votes entitled to be cast at the special meeting. Each of them has advised us that he or she plans to vote all of his or her shares in favor of the proposal to adopt the merger agreement, including Thayer Equity Investors III, L.P., one of its affiliates and SAGA SYSTEMS' president, chief executive officer and chairman of the Board of Directors.

Revocability of Proxy (page ___)

     If you execute and return a proxy, you may revoke that proxy at any time before it is voted in any one of the following ways:

     . by delivering to our Secretary at our executive offices, 11190 Sunrise Valley Drive, Reston, Virginia 20191, at or before the special meeting, a written notice of revocation which is dated a later date than the proxy;

     . by delivering a later-dated proxy relating to the same shares to our Secretary at our executive offices at or before the special meeting; or

     . attending the special meeting and voting in person by ballot. Your attendance at the meeting will not, by itself, revoke your proxy.

     If you are not a holder of record and have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

THE MERGER AND THE MERGER AGREEMENT

What You will Receive in the Merger (page __)

     . You will receive $11.50 per share in cash in exchange for each share of SAGA SYSTEMS common stock that you own at the effective time of the merger. The per share price represents a 109% premium over the $5.50 per share closing price of our common stock on November 1, 2000, the last trading day before we announced the signing of the merger agreement and a 70% discount to the 52 week high closing price of $38.88.

     . In the event that SAGA SYSTEMS completes a Sagavista Disposition (as defined in the merger agreement) on or prior to October 31, 2002, you may be entitled to a cash adjustment from a portion of the net proceeds of such disposition. The merger agreement provides that prior to the merger a Sagavista Disposition may not be completed without Software AG's consent. THERE CAN BE NO ASSURANCE AS TO WHETHER YOU WILL RECEIVE A CASH ADJUSTMENT OR AS TO THE AMOUNT THEREOF (IF ANY) AND YOUR VOTE FOR OR AGAINST THE ADOPTION OF THE MERGER AGREEMENT SHOULD NOT BE BASED ON AN EXPECTATION OF RECEIVING A CASH ADJUSTMENT. See "The Merger Agreement--Terms of the Merger Agreement--Disposition of Sagavista" for a more detailed description of the circumstances under which you may be entitled to the cash adjustment (if any) and the circumstances under which a Sagavista Disposition may be completed. The merger agreement defines "Sagavista Disposition" as any transaction relating to the sale of assets related to the Sagavista product (which is a proprietary software system developed by SAGA SYSTEMS), including after the consummation of the merger any transaction which transfers all or substantially all of the rights exclusively related to Sagavista in a manner which is economically equivalent to selling all or a part of the Sagavista business (such as certain licensing arrangements). Potential purchasers in a Sagavista Disposition may include, among others, members of our senior management, Thayer Capital, or any of their respective affiliates.

Exchange Procedures (page __)

     . Promptly after completion of the merger, Software AG will instruct the exchange agent to mail to all holders of record of SAGA SYSTEMS common stock who are entitled to merger consideration pursuant to the merger agreement, a letter of transmittal with instructions on how to surrender your stock certificates. You should not surrender your stock certificates until you have received the letter of transmittal and instructions.

Background of the Merger (pages _______)

     . For a description of the events leading to the approval of the merger and the merger agreement by the Board of Directors of SAGA SYSTEMS and the reasons for such approval, you should refer to "The Merger-- Background of the Merger" and "--Recommendations of the Board of Directors of SAGA SYSTEMS; Reasons for the Merger."

Recommendation of the Board of Directors of SAGA SYSTEMS; Reasons for the Merger (pages ______)

     . Our Board of Directors has determined that the merger agreement and the merger are advisable and are fair to you and in your and SAGA SYSTEMS' best interests and recommends that you vote "FOR" adoption of the merger agreement. In making this determination, our Board of Directors took into account, among other things, the opinion dated November 1, 2000 of our financial advisor Updata Capital that, as of that date and on the basis of and subject to the matters reviewed with our Board of Directors, the $11.50 per share to be received by you in the merger was fair to you from a financial point of view.

Opinion of Updata Capital (pages ________)

     . Updata Capital delivered its oral opinion on October 31, 2000 (which was confirmed orally and in writing on November 1, 2000) to our Board of Directors that, as of the date of the opinion and on the basis of and subject to the matters reviewed with our Board of Directors, the consideration equal to $11.50 per share of common stock was fair to you from a financial point of view. We have attached a copy of the opinion as Appendix B to this proxy statement. The summary of the opinion of Updata Capital set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

     . The opinion of Updata Capital does not constitute a recommendation as to how you should vote at the special meeting.

Interests of Certain Persons in the Merger (pages _________)

     . In considering the recommendation of our Board of Directors with respect to the merger, stockholders should be aware that the executive officers and directors of SAGA SYSTEMS have some interests in the merger that may be different from, or in addition to, the interests of stockholders generally. Certain of our executive officers will receive severance payments under certain circumstances if they are terminated after the merger is complete, and one of our executive officers became entitled to receive a bonus when the merger agreement was executed. See "Interests of Certain Persons in the Merger." In addition, all options granted pursuant to our 1997 Stock Option Plan will vest in full upon completion of the merger and will be cancelled in exchange for the difference, if any, between the merger consideration and the applicable exercise price. A description of the payments to be made to holders of stock options can be found in "The Merger Agreement--Terms of the Merger Agreement--Stock Options." Pursuant to a stockholder agreement, if the merger is approved, after that approval and immediately prior to completion of the merger, Thayer Equity Investors III, L.P. and one of its affiliates, together owning approximately 37% of the outstanding stock of SAGA SYSTEMS, will sell to Software AG Acquisition Corporation 7,016,909 shares of SAGA SYSTEMS common stock (approximately 65 % of the common stock they currently hold) in exchange for a 12 month subordinated promissory note of Software AG with an aggregate principal amount equal to the number of shares to be purchased by Software AG Acquisition Corporation multiplied by $11.50. In addition, pursuant to the stockholder agreement, Thayer Equity Investors III, L.P., one of its affiliates, and SAGA SYSTEMS' president, chief executive officer and chairman of the Board of Directors agreed with Software AG to vote (or cause to be voted) at the special meeting all of their shares of SAGA SYSTEMS common stock in favor of the proposal to adopt the merger agreement. We have agreed to pay all legal fees incurred by Thayer Equity Investors III, L.P. and one of its affiliates in connection with the stockholder agreement.

     . In considering the recommendation of our Board of Directors with respect to the merger, stockholders should also be aware that Software AG holds 2,202,600 share of common stock (approximately ____% of the common stock outstanding on the record date) and has agreed to vote those shares in favor of the proposal to adopt the merger agreement.

     . Our Board of Directors was aware of these interests and considered them, among other matters, in making its recommendation. See "Interests of Certain Persons in the Merger."

Conditions to the Merger (pages _________)

     Each party's obligation to complete the merger is subject to a number of conditions, including the following:

     .    adoption by our stockholders of the merger agreement;

     . the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

     .    receipt of consents required by certain of our contracts;

     . the absence of any law, regulation, order, injunction or other legal restraint making illegal or prohibiting the merger; and

     . the absence of any action or proceeding by an governmental agency challenging, seeking to make illegal, materially delaying or prohibiting the merger.

     The obligations of Software AG and Software AG Acquisition Corporation to complete the merger are subject to certain additional conditions, including the following:

     . we shall have performed in all material respects all of our material obligations under the merger agreement;

     . certain of our representations and warranties in the merger agreement must be true in all material respects at the closing of the merger and breaches and other failures, individually and in the aggregate, of certain of our other representations and warranties in the merger agreement must not have a material adverse effect at the closing of the merger;

     . holders of no more than 7.5% of our outstanding common stock shall have demanded appraisal of their shares in accordance with Delaware law;

     . the sale to Software AG Acquisition Corporation by Thayer Equity Investors, III, L.P. and one of its affiliates of 65% of the shares of our common stock held by them shall have been completed unless Software AG shall have failed to purchase such shares; and

     . since September 30, 2000, there shall not have been any event, occurrence, development or state of circumstance which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect.

     Our obligations to complete the merger are subject to certain additional conditions, including the following:

     . Software AG and Software AG Acquisition Corporation shall have performed in all material respects all of their obligations under the merger agreement; and

     . the representations and warranties of Software AG in the merger agreement must be true in all material respects at the closing of the merger.

Regulatory Filings and Approvals (pages _______)

     . Under Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated under the Hart-Scott-Rodino Act applicable to the merger, the merger may not be completed until the expiration or early termination of a 30-day waiting period following the filing of notifications by us and Software AG with the Department of Justice and the Federal Trade Commission. [If either of us receives a request for additional information or documentary material from the Federal Trade Commission or the Department of Justice, the waiting period will be extended further. Issuance of such requests extends the waiting period until twenty days following the filing by the last responding party of a certificate of substantial compliance. Compliance with such requests requires extensive document productions and information submissions.] Software AG and SAGA SYSTEMS filed notifications under the Hart-

          Scott-Rodino Act on November 15, 2000 [and the waiting period expired on December 15, 2000].

     . Section 721 of Title VII of the Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 (Pub. L. 100-418), or the Exon-Florio provision, applies to mergers with non-U.S. persons which could result in foreign control of entities engaged in interstate commerce in the United States. On December ___, 2000, Software AG, a non-U.S. person, and SAGA SYSTEMS made a joint filing notifying the Committee on Foreign Investment in the United States of the merger. [Although clearance of the merger from the Committee on Foreign Investment is expected within 30 days of such filing, such clearance could be delayed until _______, 2001 if the filing is investigated further by the Committee on Foreign Investment.] Clearance for the merger to proceed was obtained from the Committee on Foreign Investment on January ___, 2001.

Termination of the Merger Agreement (pages _________)

     The merger agreement may be terminated, whether before or after receiving stockholder approval, without completing the merger, under certain circumstances, including the following:

     .    by mutual consent of the parties;

     . by us or Software AG if the merger is not consummated by March 31, 2001, or under limited circumstances, by April 30, 2001;

     . by us or Software AG if any law prohibits the merger or court order prohibiting the merger becomes final and cannot be appealed;

     . by us or Software AG if our stockholders do not adopt the merger agreement;

     . by us, subject to certain conditions, or Software AG if our Board of Directors fails to make, withdraws or modifies (in a manner adverse to Software AG) our Board of Directors' approval or recommendation of the merger agreement or the merger or fails to call our stockholders meeting;

     . by either party if the other party breaches a representation or warranty or fails to perform a covenant in the merger agreement and the related condition to closing is incapable of being satisfied; and

     . by Software AG if we have entered into an agreement relating to the sale of our Sagavista business without Software AG's consent.

Termination Fee Payable to Software AG (page ______)

We are required to pay to Software AG a termination fee of $13.4 million if:

     . the merger agreement is terminated by Software AG because our Board of Directors fails to make, withdraws or modifies (in a manner adverse to Software AG) our Board of Directors' approval or recommendation of the merger agreement or the merger or fails to call our stockholders meeting; or

     . the merger agreement is terminated by Software AG because we have entered into an agreement relating to the sale of our Sagavista business without Software AG's consent; or

     . the merger agreement is terminated because our stockholders failed to approve the merger and at the time of the stockholders meeting another transaction has been publicly announced regarding the sale of our company and another transaction is consummated within 12 months of termination of our merger agreement with Software AG.

Certain United States Federal Income Tax Consequences (pages _______)

     . The merger will be treated as a taxable sale of your shares of SAGA SYSTEMS common stock for United States federal income tax purposes. In general, you will recognize a gain or loss equal to the sum of the merger consideration that you receive at the completion of the merger and the fair market value of your right to receive a cash adjustment to the merger consideration in the future, reduced by the income tax basis in your shares of SAGA SYSTEMS common stock exchanged in the merger. You should consult your own tax advisors regarding the federal income tax consequences of the merger, as well as any tax consequences under state, local, or non-U.S. laws.

Additional Information

     . If you have additional questions about the merger or would like additional copies of the proxy statement, you should call our investor relations department at (___) _______.

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

     THIS PROXY STATEMENT AND OTHER STATEMENTS MADE FROM TIME TO TIME BY SAGA SYSTEMS, ITS AFFILIATES OR REPRESENTATIVES CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS. THESE RISKS, CONTINGENCIES AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THE INABILITY TO OBTAIN NECESSARY ANTITRUST APPROVALS; ACTIONS OF THE U.S., FOREIGN OR LOCAL GOVERNMENTS; COSTS RELATED TO THE MERGER; FLUCTUATIONS IN CURRENCY VALUES; SIGNIFICANT QUARTERLY AND OTHER FLUCTUATIONS IN REVENUES AND RESULTS OF OPERATIONS; DEPENDENCE ON LARGE TRANSACTIONS OCCURRING IN PARTICULAR QUARTERS; RELIANCE ON THE TIMELY DEVELOPMENT, PRODUCTION, MARKETING AND DELIVERY OF NEW PRODUCTS AND SERVICES; SAGA SYSTEMS' ABILITY TO IMPLEMENT ITS BUSINESS STRATEGY; RISKS ASSOCIATED WITH CONDUCTING A PROFESSIONAL SERVICES BUSINESS; RELIANCE ON THE MAINFRAME COMPUTING ENVIRONMENT AND DEMAND FOR THE SAGA SYSTEMS PRODUCTS; CHANGES IN THE SAGA SYSTEMS' PRODUCT AND SERVICE MIX AND PRODUCT AND SERVICE PRICING; INTEROPERABILITY OF THE SAGA SYSTEMS' PRODUCTS WITH LEADING SOFTWARE APPLICATION PRODUCTS; RISKS OF PROTECTING INTELLECTUAL PROPERTY RIGHTS AND LITIGATION; DEPENDENCE ON THIRD-PARTY TECHNOLOGY AND RELATIONSHIPS; RISKS ASSOCIATED WITH INTERNATIONAL SALES, DISTRIBUTORS AND OPERATIONS; DEPENDENCE ON GOVERNMENT CONTRACTS; CONTROL OF SAGA SYSTEMS BY AFFILIATES; SAGA SYSTEMS' ABILITY TO ADJUST TO CHANGES IN TECHNOLOGY, CUSTOMER PREFERENCES, ENHANCED COMPETITION AND NEW COMPETITORS IN SOFTWARE AND PROFESSIONAL SERVICES MARKETS, MAINTAIN AND ENHANCE ITS RELATIONSHIPS WITH DISTRIBUTORS, ORIGINAL EQUIPMENT MANUFACTURERS, VALUE-ADDED RESELLERS, VENDORS, AND OTHER THIRD PARTIES AND ATTRACT AND RETAIN KEY EMPLOYEES; AND GENERAL ECONOMIC AND BUSINESS CONDITIONS.

     OTHER FACTORS AND ASSUMPTIONS NOT IDENTIFIED ABOVE COULD ALSO CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. WE DO NOT UNDERTAKE ANY OBLIGATION TO UPDATE THE FORWARD-LOOKING STATEMENTS CONTAINED OR INCORPORATED IN THIS PROXY STATEMENT TO REFLECT ACTUAL RESULTS, CHANGES IN ASSUMPTIONS, OR CHANGES IN OTHER FACTORS AFFECTING THESE FORWARD-LOOKING STATEMENTS.

                               TABLE OF CONTENTS
                               -----------------

                                                                                                  Page
                                                                                                  ----
SUMMARY TERM SHEET.............................................................................      i
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION....................................   viii
THE SPECIAL MEETING............................................................................      1
Date, Time, and Place of the Special Meeting...................................................      1
Purpose of the Special Meeting.................................................................      1
Proxy Solicitation.............................................................................      1
Record Date and Quorum Requirement.............................................................      1
Voting Procedures..............................................................................      1
Voting and Revocation of Proxies...............................................................      2
Other Matters to be Considered.................................................................      2
THE MERGER.....................................................................................      3
Background of the Merger.......................................................................      3
Recommendation of the Board of Directors of SAGA SYSTEMS; Reasons for the Merger...............      6
Opinion of Financial Advisor...................................................................      8
Interests of Certain Persons in the Merger.....................................................     12
Financing of the Merger........................................................................     13
Federal Income Tax Consequences................................................................     13
Regulatory Matters.............................................................................     15
THE MERGER AGREEMENT...........................................................................     16
Terms of the Merger Agreement..................................................................     16
APPRAISAL RIGHTS...............................................................................     24
PARTIES TO THE MERGER..........................................................................     27
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.................................     28
STOCKHOLDER PROPOSALS..........................................................................     30
OTHER MATTERS..................................................................................     30
WHERE YOU CAN FIND MORE INFORMATION............................................................     30


APPENDIX A -- Agreement and Plan of Merger
APPENDIX B -- Opinion of Updata Capital, Inc.
APPENDIX C -- Section 262 of the Delaware General Corporation Law

                              THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

        This proxy statement is furnished to you in connection with the solicitation of proxies by our Board of Directors for the special meeting of stockholders to be held on ____________, 2001 at ______ a.m., local time, at ___________________________, or any adjournment or adjournments of the special meeting. This proxy statement, the notice of the special meeting and the accompanying form of proxy card are first being mailed to stockholders on or about _______________, 200_.

Purpose of the Special Meeting

        At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement and to consider and vote upon such other matters as may properly come before the special meeting.

Proxy Solicitation

        We will bear the cost of solicitation of proxies. Our officers, directors, and regular employees of SAGA SYSTEMS may solicit proxies by telephone or personal call, but will receive no additional compensation for their services. We have requested brokers and nominees who hold stock in their names to furnish this proxy statement to their customers, and we will reimburse such brokers and nominees for their related out-of-pocket expenses.

Record Date and Quorum Requirement

        The common stock is the only outstanding voting security of SAGA SYSTEMS. Our Board of Directors has fixed the close of business on _______________ __, 200___ as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or adjournments thereof. At the close of business on the record date, there were shares of common stock issued and outstanding held by ________ holders of record.

        The holders of a majority of the outstanding shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Voting Procedures

        Adoption of the merger agreement, which is attached as Appendix A hereto, will require the affirmative vote of the holders of a majority of the shares of the issued and outstanding SAGA SYSTEMS common stock entitled to vote at the meeting. Each holder of record of SAGA SYSTEMS common stock at the close of business on the record date is entitled to one vote for each share then held on each matter that may properly come before the special meeting. As of ______, our directors and executive officers owned shares of SAGA SYSTEMS common stock (excluding _________ shares held by Thayer Equity Investors III, L.P. and one of its affiliates as to which three of our directors disclaim beneficial ownership) representing _____% of the total votes entitled to be cast at the special meeting. Each of them has advised us that he or she plans to vote all of his or her shares in favor of adoption of the merger agreement.

        In the merger agreement, Software AG which holds 2,202,600 shares of common stock of SAGA SYSTEMS has agreed to vote all of its shares in favor of the proposal to adopt the merger agreement. In addition, in the stockholder agreement, Thayer Equity Investors III, L.P., one of its affiliates and SAGA SYSTEMS' president, chief executive officer and chairman of the Board of Directors agreed to vote all of their common stock of SAGA SYSTEMS in favor of the proposal to adopt the merger agreement. These stockholders held approximately ___% of the shares of common stock outstanding on the record date.

        Under Delaware General Corporation Law, in determining whether the adoption of a merger agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against adoption of the merger agreement. A failure to vote or a vote to abstain will be considered a vote cast against adoption of the merger agreement. Brokers and, in many cases, nominees will not have discretionary power to vote on the proposal to be presented at the special meeting. Accordingly, beneficial owners of shares should instruct their brokers or nominees how to vote. If you do not instruct your broker to vote, it will have the same effect as a vote against adoption of the merger agreement.

        If there are insufficient votes to adopt the merger agreement at the special meeting, proxies voted in favor of the merger agreement and proxies as to which no voting instructions are given may be voted to adjourn the special meeting in order to solicit additional proxies in favor of the proposal to adopt the merger agreement. If the special meeting is adjourned for any purpose, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have been revoked or withdrawn), notwithstanding that they may have been voted on the same or any other matter at a previous meeting.

        Under Delaware General Corporation Law, if you do not vote in favor of the proposal to adopt the merger agreement and if you comply with the notice requirements and other procedures of Section 262 of the Delaware General Corporation Law you will be entitled to exercise appraisal rights and to be paid cash for the "fair value" of your shares as finally judicially determined in accordance with the Delaware General Corporation Law. The fair value may be more or less than the consideration to be received under the terms of the merger agreement. Failure to precisely follow procedures for appraisal set forth in the Delaware General Corporation Law may result in loss of your appraisal rights. See "Appraisal Rights."

Voting and Revocation of Proxies

        If you are a holder of record of shares you may vote those shares either by returning the enclosed proxy card or by appearing at the special meeting. All properly executed proxies that are received prior to or at the special meeting and not revoked will be voted at the special meeting in the manner specified. If you execute and return a proxy and do not specify otherwise, the shares represented by your proxy will be voted "FOR" adoption of the merger agreement in accordance with the recommendation of our Board of Directors. In that event, you will not have the right to dissent from the merger and seek appraisal of the fair value of your shares.

        If you have given a proxy pursuant to this solicitation, you may nonetheless revoke it at any time before it is voted in any one of the following ways:

        . by delivering to our Secretary at our executive offices in Reston, Virginia at or before the special meeting, a written notice of revocation which is dated a later date than the proxy;

        . by delivering a later-dated proxy relating to the same shares to our Secretary at our executive offices at or before the special meeting; or

        . attending the special meeting and voting in person by ballot. Your attendance at the meeting will not, by itself, revoke your proxy.

        If you are not a holder of record and have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Other Matters to be Considered

        We are not aware of any other matters which will be brought before the special meeting. If, however, other matters were to be properly presented, proxies would be voted in accordance with the discretion of the holders of such proxies.

                                  THE MERGER

Background of the Merger

        On July 16, 2000, a representative of UBS Warburg, financial advisor to Software AG, called Carl J. Rickertsen, a member of our Board of Directors and a principal in Thayer Capital, to suggest a meeting with Dr. Erwin Koenigs, the chief executive officer of Software AG, and Mr. Daniel F. Gillis, president, chief executive officer and chairman of the Board of Directors of SAGA SYSTEMS, to discuss a possible acquisition of SAGA SYSTEMS by Software AG.

        On July 22, 2000, Mr. Gillis and Mr. Rickertsen met with Dr. Koenigs and a representative of UBS Warburg. At that meeting, Dr. Koenigs indicated that, subject to satisfactory completion of due diligence, Software AG would be interested in acquiring SAGA SYSTEMS at a price of $17.50 per share of common stock. The parties discussed generally the parameters of an acquisition, including structuring and economic issues.

        In order to inform our Board of Directors of the indication of interest from Software AG, Mr. Gillis called a telephonic Board of Directors meeting on July 25, 2000. Messrs. Gillis and Rickertsen reported that Software AG was suggesting a transaction that would value SAGA SYSTEMS at approximately $17.50 per share of common stock, an offer that would be subject to satisfactory completion of due diligence, and that Software AG wanted to purchase Thayer Capital's interest in SAGA SYSTEMS with shares of common stock of Software AG. In addition, Mr. Rickertsen reported that Software AG was interested in acquiring our traditional enterprise systems business but needed to develop a better understanding of the Sagavista product used in our new e-business integration business. John Burton, a member of our Board of Directors and a principal of Updata Capital, reviewed with our Board of Directors certain comparable company data in the mainframe and enterprise application integration sector, as well as his view of the market environment for those lines of businesses. Our Board of Directors then authorized Mr. Rickertsen to contact UBS Warburg to indicate an interest in having discussions with Software AG about a possible acquisition.

        On July 28, 2000, we entered into a confidentiality agreement with Software AG and scheduled an initial financial and operational review for representatives of Software AG. On July 31 and August 1, 2000, representatives of UBS Warburg and Volker Dawedeit, Chief Financial Officer of Software AG, met with Dale Williams, our Chief Financial Officer, and Katherine E. Butler, our General Counsel, as well as representatives of Updata Capital to discuss operations and financial results of our business.

        On August 14, 2000, our Board of Directors held a telephonic meeting to hear a report from Mr. Gillis and Mr. Rickertsen as to the status of discussions with Software AG. Also present was a representative of King & Spalding, our outside legal advisors. Mr. Rickertsen reported that Software AG was now considering a price of $15.00 to $17.50 per share and would require us to dispose of Sagavista, but had also requested the opportunity to complete additional analysis. Our Board of Directors then authorized Mr. Gillis and Mr. Rickertsen to have further discussions with Software AG and to engage an investment banker to evaluate any proposals presented by Software AG, as well as other strategic alternatives available to us. The next day, Mr. Gillis called Dr. Koenigs to inform him that SAGA SYSTEMS was interested in having further discussions, and subsequently on August 22, 2000, we formally engaged Updata Capital to act as our financial advisor in connection with discussions with Software AG.

        On August 24 and 25, 2000, Mr. Dawedeit, another representative of Software AG and representatives from UBS Warburg met with Mr. Williams and Ms. Butler to discuss our financial and operating results.

        Subsequent to those meetings, on August 29, 2000, we forwarded proposed terms regarding a possible acquisition to Software AG. Those proposed terms contemplated a cash tender offer for all of our outstanding shares of common stock at a price of $17.50 per share, plus consideration to be determined based on a sale of Sagavista. UBS Warburg responded to this proposal by letter on behalf of Software AG on September 1, 2000. The September 1 Software AG proposal contemplated a tender offer at a price of $14.00 per share of common stock in cash, with Thayer Capital to receive shares of common stock of Software AG. In addition, the proposal contained purchase price adjustments based on our tangible net assets, a condition to closing that our third quarter forecasts be met, a condition that the sale of Sagavista be completed prior to completion of the merger on terms acceptable to Software AG and other substantial conditions to closing. By letter dated September 5, 2000, Mr. Rickertsen advised

UBS Warburg that (based principally on the conditions to closing included in the Software AG offer) the proposed terms would not be acceptable to our Board of Directors or to Thayer Capital at that point, and that he did not believe further informational exchange was warranted.

        Dr. Koenigs and Mr. Rickertsen spoke by telephone on September 7, 2000, and discussed possible modifications to the September 1 Software AG proposal. Mr. Rickertsen followed up this telephone call with a letter dated September 11, 2000 which proposed a purchase price of $16.50 in cash to our public stockholders, with Thayer Capital to receive some form of non-cash consideration for its shares. Mr. Gillis, Mr. Rickertsen and Dr. Koenigs met on September 13, 2000 and discussed issues concerning the price and form of consideration. On September 15, 2000, UBS Warburg, on behalf of Software AG, sent us a revised proposal. This revised proposal was not materially different from Software AG's September 1 proposal, except that it contemplated a cash tender offer at $15.50 per share and would have provided Thayer Capital with some price protection on the shares of Software AG common stock it would receive.

        Over the next several days, Mr. Rickertsen, Mr. Gillis, advisors from King & Spalding and Updata Capital discussed various structural alternatives in an effort to facilitate a transaction with the goal of obtaining additional value for our stockholders in excess of the $15.50 per share of common stock that Software AG had most recently offered. On September 19, 2000, our Board of Directors held a telephonic board meeting to discuss the status of discussions with Software AG. At that meeting, representatives of King & Spalding and Updata Capital were also present and discussed the risks, timing concerns and legal consequences of different structures. At the end of the meeting, our Board of Directors authorized Mr. Gillis, Mr. Rickertsen and our management to continue discussions with Software AG.

        On September 21, 2000, we sent a revised proposal to UBS Warburg that was similar to our August 29 proposal, except that it provided for a $15.75 cash price per share to all public stockholders, and provided that Thayer Capital would receive a short-term promissory note in a principal amount equal to $15.75 per share under certain circumstances. The proposal also provided for the possibility that a sale of our Sagavista business could occur after closing of the transaction.

        On September 29, 2000, Dr. Koenigs and a representative of UBS Warburg met with Messrs. Rickertsen, Gillis and Burton in San Francisco. In those discussions our representatives stated that because of disagreement on price, form of consideration and conditions to closing, they did not see any basis for proceeding with further discussions and talks were terminated.

        Subsequent to the termination of discussions, we issued a press release on October 3, 2000, indicating that our third quarter earnings would be lower than expected. We reported that the quarter was affected by softness in the mainframe enterprise software business and the failure to complete several large transactions with customers we had hoped would close at the end of the quarter. The trading price of our stock dropped significantly over the next couple of days.

        After the release of our preliminary earnings statement on October 4, 2000, Mr. Rickertsen called Dr. Koenigs to confirm the earnings warning. During that call, Dr. Koenigs suggested that the merger discussions resume. On October 11, 2000, Dr. Koenigs and Mr. Dawedeit spoke by telephone with Mr. Rickertsen and Mr. Gillis and the parties agreed to restart discussions and we stated that we would allow Software AG to proceed with both legal and financial diligence.

        On October 12, 2000, our Board of Directors held a telephonic meeting at which the renewal of talks with Software AG was discussed, as well as our third quarter results, the condition of the industry and our strategic alternatives. At this meeting, our Board of Directors authorized Mr. Gillis and Mr. Rickertsen and our management team to continue discussions with Software AG.

        During the rest of October, our management and financial and legal advisors and their counterparts at Software AG communicated extensively about issues relating to a possible acquisition of our company.

        At a meeting between Mr. Dawedeit and members of our management on October 13, 2000, we allowed Software AG's analysis of us to recommence and allowed the legal advisors to explore various alternatives to the structure proposed by Software AG requiring that Sagavista be sold prior to the closing of any acquisition of SAGA SYSTEMS.

        During the week of October 16, representatives of Software AG and their legal, financial and accounting advisors were provided limited access to SAGA SYSTEMS. On October 17, members of our management team and representatives of King & Spalding and Updata Capital met with representatives of Software AG and its legal advisor and its financial advisors, UBS Warburg, to discuss structuring and other legal matters.

        On October 18, 2000, our Board of Directors met in Reston, Virginia to discuss the proposed transaction with Software AG. Representatives of King & Spalding and Updata Capital were also present. At this meeting, our Board of Directors discussed various alternatives, seeking to create additional value for our stockholders.

        On October 20, 2000, Dr. Koenigs and a representative of UBS Warburg met with Mr. Rickertsen and Mr. Gillis and offered $11.00 per share for our entire company, with no contingency for the sale of Sagavista. In addition, the proposal contemplated that Thayer Capital would receive a short-term promissory note for its shares. Further, the representatives of Software AG confirmed that a merger agreement would have to be executed by October 31, 2000 (due to certain disclosure obligations to Software AG that would be triggered after that date) and that a possible transaction with Software AG would be terminated if the October 31 deadline could not be met. Mr. Gillis then convened a telephonic special meeting of our Board of Directors. The Board of Directors discussed the prospects for our core business and Sagavista, the start-up nature of the Sagavista product and the premium over recent market prices of the Software AG proposal. Our Board of Directors also discussed the prospects for any other potential purchasers of the Company. Mr. Burton informed our Board of Directors that based on some preliminary market data prepared by Updata Capital at the request of Thayer Capital in Spring 2000, there was likely to be little interest from any third party to purchase SAGA SYSTEMS as a whole. The Board of Directors authorized Mr. Gillis and our management team to continue to negotiate with Software AG based on an $11.00 per share cash purchase price to our public shareholders and instructed Mr. Gillis and our management to continue to seek to obtain some additional value for Sagavista. In addition, our Board of Directors created a Special Committee of independent directors, comprised of Paul A. Brands, Dr. Philip S. Dauber and Edward E. Lucente, to evaluate the terms of any separate consideration to be received by Thayer Capital in order to determine that its value was no greater than the consideration to be received by our public stockholders. At the conclusion of this meeting, Messrs. Gillis, Rickertsen and Burton had further discussions with Software AG and, subject to resolution of all other outstanding issues, an $11.50 per share purchase price was agreed to as well as a mechanism for our stockholders to receive 80% of the net proceeds of the Sagavista business if Software AG were to divest it within a 24-month period from the execution of the merger agreement. Mr. Gillis then convened a second telephonic special meeting of our Board of Directors at which the Board authorized our management to seek to finalize a merger agreement on those terms.

        On October 24, 2000, Software AG delivered drafts of a proposed merger agreement to us and our representatives. From that date until November 1, 2000, we and Software AG negotiated various aspects of the proposed merger agreement and the stockholder agreement to be entered into by Thayer Capital, Mr. Gillis and Software AG. The negotiations during this period addressed significant issues for both parties. During the evening of October 31, 2000, the parties reached an impasse on several issues, particularly with respect to closing conditions, and negotiations were suspended but resumed the next day. The following issues were among those discussed, and certain of these issues, as noted, remained open until the day the merger agreement was signed:

        . consequences of meeting or failure to meet projections for fourth quarter financial performance;

        .      the terms on which Sagavista could be sold;

        . the amount, and conditions of payment, of a termination fee to be paid to Software AG in the event the transaction is not consummated under certain circumstances;

        . the ability of Software AG to have an option on shares of our common stock;

        . the conditions on which the stockholder agreement committing Thayer Capital and Mr. Gillis to vote in favor of the merger could be terminated;

        . restrictions on our ability to entertain competing proposals and the fiduciary exceptions applicable to such restrictions;

        .      the consideration to be received by Thayer Capital; and

        .      conditions to the consummation of the merger.

        In the late afternoon of October 31, 2000, the Special Committee of our Board of Directors convened in order to evaluate the terms of the promissory note to be received by Thayer Capital if a transaction were approved by our Board of Directors. Mr. Burton, representing Updata Capital, made a presentation concerning the value of the promissory note to be received by Thayer Capital. Based on this presentation, the Special Committee unanimously resolved that the consideration to be received by Thayer Capital was no greater in value than the consideration to be received by the public stockholders. Immediately after this meeting, our full Board of Directors convened telephonically to further evaluate and review the transaction. Prior to the meeting, King & Spalding provided each member of our Board of Directors with a copy of the draft merger agreement and with summaries of the merger agreement and related transactions contemplated by the merger agreement. Updata Capital also provided each member of our Board of Directors, prior to the meeting, its financial analysis of the proposed acquisition. At the meeting, representatives of Updata Capital described its financial analysis with respect to the possible acquisition, and then delivered its oral opinion, to the effect that the $11.50 cash consideration to be received by our stockholders in the merger was fair, from a financial point of view, to our stockholders. Our Board of Directors was also briefed on the changes made to the proposals since the October 20, 2000 meeting. Following the presentations and a discussion regarding the benefits of the proposed transaction and of the terms and conditions of the merger agreement and the stockholder agreement, our Board of Directors adjourned pending resolution of several outstanding issues.

        On November 1, 2000, our Board of Directors held a meeting attended by members of our senior management and representatives of Updata Capital and King & Spalding. Updata Capital reaffirmed its opinion that the $11.50 cash consideration per share of common stock to be received by our stockholders was fair, from a financial point of view, to our stockholders. Following those presentations, our Board of Directors approved and adopted the merger agreement.

        The merger agreement and related documents were signed by Software AG and SAGA SYSTEMS on the night of November 1, 2000. On the morning of November 2, 2000, before the opening of the New York Stock Exchange, Software AG and SAGA SYSTEMS issued a joint press release announcing the execution of the merger agreement and the stockholder agreement.

Recommendation of the Board of Directors of SAGA SYSTEMS; Reasons for the Merger

        In determining to approve and recommend the merger, and in reaching its determination that the merger agreement and the merger are advisable and are fair to and in the best interest of us and our stockholders, our Board of Directors consulted with executive officers of SAGA SYSTEMS and our financial and legal advisors, and considered a number of favorable and unfavorable characteristics associated with the merger agreement. In reaching its decision, our Board of Directors considered the following factors that supported the Board's decision:

        . the presentation by Updata Capital on October 31, 2000, and its oral opinion on that date and on November 1, 2000 (and subsequently confirmed in writing), that as of that date, and on the basis and subject to the matters set forth in that opinion, the $11.50 per share merger consideration was fair from a financial point of view to our stockholders;

        . the fact that the merger consideration on a per share basis represented a significant premium over recently prevailing market prices of our stock;

        . the strategic options available to us and our Board of Directors' assessment that none of these options were reasonably likely to present superior opportunities, or were reasonably likely to create greater value for our stockholders, than the value presented by the merger;

        . the slowdown in the performance of and prospects of our core business attributable to industry conditions, lack of new mainframe products, and the relationship between SAGA SYSTEMS and Software AG through the Cooperation Agreement making unlikely another buyer for the core business;

        . the failure to meet revenue projections for the past two quarters;

        . the relative newness of the Sagavista product and its lack of a substantial operating history;

        . the fact that our stockholders have a chance of receiving a cash adjustment above the $11.50 per share price if there is a successful completion of a Sagavista Disposition prior to October 31, 2002 as described more fully under "The Merger
               Agreement--Terms of the Merger--Disposition of Sagavista";

        . there was no tax efficient way to separate our two lines of business; and

        . the terms of the merger agreement, as reviewed by our Board of Directors with our legal advisors, including:

               - the undertakings by Software AG with respect to obtaining regulatory approvals,

               - the absence of a financing condition and the limited number of other conditions, and

               - our ability to furnish information to and conduct negotiations with a third party, terminate the merger agreement, and enter into an agreement relating to a superior proposal under certain circumstances as more fully described under "The Merger Agreement--Terms of the Merger-- No Solicitation of Acquisition Proposals."

        Our Board of Directors also considered a variety of risks, and possible negative factors, in deliberations considering the merger. In particular our Board of Directors considered:

        . we will no longer exist as an independent company and our stockholders will forgo any upside opportunity that might possibly be achieved in the future under our stand-alone business plan;

        . the $11.50 per share price was significantly below the 52-week market high for our stock;

        . Software AG is under no obligation to complete a Sagavista Disposition and stockholders may never realize any value with respect to Sagavista; and

        . under the terms of the merger agreement, we cannot solicit other proposals and must pay Software AG a termination fee of $13.4 million if we terminate the merger agreement under certain circumstances, which may prevent others from proposing an alternative transaction that may be more advantageous to our stockholders.

        In addition, our Board of Directors considered the interests of certain directors and executive officers that are different from, or in addition to, the interests of our stockholders generally, as described under "Interests of Certain Persons in the Merger."

        The above discussion concerning the information and factors considered by our Board of Directors is not intended to be exhaustive, but includes all of the material factors considered by our Board of Directors in making its determination. In view of the variety of factors considered in connection with its evaluation of the merger agreement and the proposed merger, our Board of Directors did not quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determination. In addition, individual members of our Board of Directors may have considered individual factors to have different relative importance.

Opinion of Financial Advisor

        On October 31, 2000, Updata Capital rendered its oral opinion, confirmed orally and in writing on November 1, 2000, to the SAGA SYSTEMS' Board of Directors that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth in such opinion, the cash merger consideration of $11.50 per share to be received in the merger is fair to the SAGA SYSTEMS stockholders from a financial point of view. The full text of the written opinion of Updata Capital addressed to the Board of Directors is attached as Appendix B to the proxy statement and should be read carefully and in its entirety by our stockholders. Note that the opinion assumed that (1) there will be no cash adjustment paid with respect to Sagavista; that is, that the merger consideration to SAGA SYSTEMS stockholders will be no more than $11.50 per share, and (2) all of our public stockholders receive cash in the merger.

        In connection with rendering its opinion, Updata Capital, among other things:

        . reviewed the most recent draft of the merger agreement (and based its opinion on the understanding that the terms and conditions of the merger agreement would not materially change);

        .      reviewed SAGA SYSTEMS' historical financial statements;

        . reviewed certain internal financial and operating information, including certain projections relating to SAGA SYSTEMS prepared by its management;

        . participated in discussions with SAGA SYSTEMS management concerning the operations, business strategy, financial performance and prospects for SAGA SYSTEMS;

        . compared certain aspects of the financial and market performance of SAGA SYSTEMS with public companies deemed comparable in whole or in part;

        . analyzed available information, both public and private, concerning other mergers and acquisitions deemed to be comparable in whole or in part to the contemplated merger;

        . reviewed SAGA SYSTEMS' annual reports for the fiscal years ended December 31, 1999 and December 31, 1998, including the audited financial statements included therein, and quarterly financial statements issued subsequent to the annual report for the fiscal year ended December 31, 1999;

        . reviewed the recent reported closing prices and trading activity for SAGA SYSTEMS' common stock on the New York Stock Exchange;

        . assessed, based on discussions with SAGA SYSTEMS' senior management, the strategic rationale for the merger; and

        . conducted such other financial studies, analyses and investigations as Updata Capital deemed appropriate for purposes of the opinion.

        Updata Capital relied, without independent verification, on the accuracy and completeness of all the financial and other information, including without limitation the representations and warranties contained in the merger agreement, that was publicly available or furnished to it by SAGA SYSTEMS. With respect to the financial projections, Updata Capital assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of company management as to the future performance of SAGA SYSTEMS. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of

SAGA SYSTEMS, Updata Capital or any other person assumes responsibility if future results are materially different from those projected. Updata Capital has neither made nor obtained an independent appraisal or valuation of any of SAGA SYSTEMS' assets.

        The opinion provided by Updata Capital speaks only as of November 1, 2000 and does not constitute a recommendation to any of our stockholders, nor should it relied upon as such, as to whether such stockholder should vote on the merger.

        In connection with preparing and rendering its opinion, Updata Capital performed a variety of valuation, financial and comparative analyses. The summary of the material analyses set forth below does not purport to be a complete description. The summary of the opinion of Updata Capital set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. The preparation of a fairness opinion is a complex process not necessarily susceptible to summary description. Selecting portions of the analyses or of the summary, without considering the analysis as a whole, could create an incomplete view of Updata Capital's process for arriving at its opinion.

        (1)    Analysis of Selected Publicly Traded Companies - Updata Capital
               ----------------------------------------------
developed an estimated range of theoretical public trading values for SAGA SYSTEMS by aggregating implied public trading values for SAGA SYSTEMS' (1) core mainframe software and (2) enterprise application integration business units on a stand-alone bases. These values were based upon calculation and review, for each business unit, of multiples of Net Enterprise Value over estimated calendar year 2000 and 2001 estimated revenues and EBIT for a group of publicly traded companies with certain operations that may be considered similar to certain operations of the corresponding business unit of the company. Net Enterprise Value represents a company's current stock price multiplied by its fully diluted common shares, plus debt and preferred stock, minus cash and cash equivalents on the most recent publicly available balance sheet. EBIT means company's earnings before interest and taxes. Updata Capital used closing per share prices as of October 26, 2000 in its calculations, and discounted the multiples to reflect liquidity and certain risk factors and limitations associated with the SAGA SYSTEMS businesses. For example, the mainframe software business is constrained by limited geographic sales rights and lack of ownership of key technology. The enterprise application integration business has a limited operating history and its products have not been broadly launched into the marketplace. Financial projections for the selected public companies were obtained by other banks' published equity research and analyst reports. Median multiples for the mainframe software and enterprise application integration companies were multiplied by projected financial results for the corresponding SAGA SYSTEMS business to obtain an estimated implied enterprise valuation.

        The selected publicly traded mainframe companies consisted of: BMC Software, Inc.; Computer Associates International, Inc; Compuware Corp. and Landmark Systems Corp. The selected publicly traded enterprise application integration companies consisted of: BEA Systems, Inc.; Iona Technologies PLC; New Era of Networks, Inc.; SeeBeyond Technology Corp. (formerly STC); TIBCO Software Inc.; Mercator Software, Inc.; and Vitria Technology, Inc.

        The following table lists discounted median and range data, excluding outliers, not meaningful and not available data, for the public comparables selected for each business unit. Also shown are aggregate implied multiples, which were derived by adding the implied valuations for the SAGA SYSTEMS businesses and dividing the aggregate implied enterprise value by the company's projected revenues and EBIT for calendar years 2000 and 2001. The bottom row lists implied transaction multiples based upon an offer for SAGA SYSTEMS of $11.50 per share.

       -------------------------------------------------------------------------------------------------------------------
               Selected Companies                                         Revenues                EBIT
       -------------------------------------------------------------------------------------------------------------------
       Mainframe Software                                         CY2000E       CY2001E        CY2000E          CY2001E
       -------------------------------------------------------------------------------------------------------------------
            Median                                                 1.1x           1.0x          5.5x             3.9x
       -------------------------------------------------------------------------------------------------------------------
            Range                                              0.2x - 1.6x    0.2x - 1.4x    3.8x - 8.4x     1.6x - 7.3x
       -------------------------------------------------------------------------------------------------------------------
       Enterprise Application Integration
       -------------------------------------------------------------------------------------------------------------------
            Median                                                 3.2x           2.3x     Not Meaningful   Not Meaningful
       -------------------------------------------------------------------------------------------------------------------
            Range                                              0.4x - 6.8x    0.3x - 4.8x  Not Meaningful   Not Meaningful
       -------------------------------------------------------------------------------------------------------------------
       Aggregate Implied Multiple
       -------------------------------------------------------------------------------------------------------------------
            Median                                                 1.3x           1.2x          17.3x            7.9x
       -------------------------------------------------------------------------------------------------------------------
       SAGA SYSTEMS Implied Value                                  1.5x           1.5x          19.8x           13.2x
       at $11.50 per share
       -------------------------------------------------------------------------------------------------------------------

        (2)    Analysis of Selected Acquisitions - Updata Capital reviewed
               ---------------------------------
selected acquisitions consummated in the past two years in the mainframe software and enterprise application integration sectors. For each transaction, it calculated multiples based on transaction value one day prior to announcement over last 12 month (LTM) trailing revenues and EBIT, where data was available and meaningful. Acquisitions analyzed in the mainframe software sector were:
Allen Systems Group, Inc.'s acquisition of Viasoft, Inc. in September 2000; Computer Associates International, Inc.'s acquisition of Sterling Software, Inc. in April 2000; EMC Corp.'s acquisition of Softworks Inc. in January 2000; Compuware Corp.'s acquisition of Programart Corp. in September 1999; Motorola, Inc.'s acquisition of Metrowerks, Inc. in August 1999; Computer Associates International, Inc.'s acquisition of Platinum Technology International Inc. in June 1999; BMC Software, Inc.'s acquisition of New Dimension Software, Ltd. in April 1999; and BMC Software, Inc.'s acquisition of Boole & Babbage, Inc. in March 1999. To develop an estimated theoretical valuation for our mainframe software business, other acquisition multiples were discounted to reflect significant recent declines in the publicly traded values of companies in the sector as well as limitations associated with the business, for example limited geographic sales rights and lack of ownership of key technology, which Updata Capital believes has negatively impacted both acquisition valuations and overall salability of SAGA SYSTEMS' mainframe software business.

        Acquisitions included by Updata Capital in the enterprise application integration sector were: WebMethods, Inc.'s acquisition of Active Software, Inc. in August 2000; Active Software, Inc.'s acquisition of Premier Software Technologies, Inc. in May 2000; Active Software, Inc.'s acquisition of TransLink Software in April 2000; Active Software, Inc.'s acquisition of Alier Inc. in February 2000; Level 8 Systems Inc.'s acquisition of Template Software Inc. in December 1999; TSI International Software Ltd.'s acquisition of Novera Software, Inc. in September 1999; New Era of Networks, Inc.'s acquisition of SLI International AG in May 1999; Level 8 Systems Inc.'s acquisition of Seer Technologies Inc. in April 1999; and New Era of Networks, Inc.'s acquisition of Century Analysis Inc. in October 1998.

        It should be noted that none of the precedent transactions are identical to the merger and that, therefore, there are numerous factors that may have impacted the resulting transaction multiples that would affect the implied valuation of SAGA SYSTEMS. The following table lists median and range data (excluding outliers, not meaningful and not available data) for the acquisitions selected for each business unit. Also shown are aggregate implied multiples for SAGA SYSTEMS derived by dividing the combined implied valuations for the SAGA SYSTEMS businesses by total estimated calendar year 2000 revenues and EBIT. The bottom row lists implied transaction multiples based upon an offer for SAGA SYSTEMS of $11.50 per share, using estimated calendar year 2000 revenues and EBIT.

       ---------------------------------------------------------------------------------
              Selected Transactions
       ---------------------------------------------------------------------------------
       Mainframe Software                         Revenues                 EBIT
       ---------------------------------------------------------------------------------
            LTM Median                              0.9x                   6.5x
       ---------------------------------------------------------------------------------
            LTM Range                           0.3x - 1.7x            5.2x - 8.9x
       ---------------------------------------------------------------------------------
       Enterprise Application Integration
       ---------------------------------------------------------------------------------
            LTM Median                              1.8x              Not Available
       ---------------------------------------------------------------------------------
            LTM Range                           0.9x - 47.4x          Not Available
       ---------------------------------------------------------------------------------
       Aggregate Implied Multiple
       ---------------------------------------------------------------------------------
            2000 Median                             1.0x              Not Meaningful
       ---------------------------------------------------------------------------------
       SAGA SYSTEMS 2000E Implied Value             1.5x                  19.8x
       at $11.50 per share
       ---------------------------------------------------------------------------------

        (3)    Analysis of Premiums Paid in Selected Public Software
               -----------------------------------------------------
Acquisitions - Updata Capital reviewed premiums paid in 41 acquisitions of
------------
publicly traded U.S. software companies over the past 18 months. The median premiums paid over target's stock price one day and 30 days prior to announcement were 40% and 44%, respectively. The $11.50 per share merger consideration offered to SAGA SYSTEMS stockholders represents premiums of approximately 109% and 9% with respect to SAGA SYSTEMS' stock price one day and 30 days prior to announcement, respectively. The difference in premiums between the two measuring dates reflects the intervening decline in SAGA SYSTEMS' stock price.

        (4)    Discounted Cash Flow Analysis - Updata Capital calculated a range
               -----------------------------
of theoretical firm values for SAGA SYSTEMS based upon both a terminal and perpetual discounted cash flow analysis of our mainframe software business. The enterprise application integration business is not currently cash flow positive and is not anticipated to generate significant cash flow, at least in the near term. Therefore, discounted cash flow theoretical values for the enterprise application integration business were not generated, and the discounted cash flow values derived reflect only cash flow from our mainframe software business. Results were based on financial estimates, prepared by management, of our mainframe business through 2005, and Updata Capital's analysis of after-tax, unlevered free cash flows. Discount ranges reviewed ranged between 15% up to 30%. Perpetual growth rates ranging between -1.0% and 1.0% were examined for the perpetuity method. EBIT multiples utilized for the terminal multiple method ranged between 5.0x and 7.0x. Changes in these estimated ranges, or in management's estimates of mainframe business performance, would change the implied theoretical firm values.

               The discounted cash flow analysis produced a range of theoretical firm values depending on the assumptions utilized. The multiples of these theoretical firm values over estimated calendar year 2000 SAGA SYSTEMS total revenues ranged from 0.7x to 1.1x using the terminal multiple method, and from 0.5x to 0.9x using the perpetuity method. The corresponding multiples of these theoretical firm values over estimated calendar year 2000 SAGA SYSTEMS total EBIT ranged from 8.5x to 14.7x using the terminal multiple method, and from 6.5x to 12.4x using the perpetuity method. At the $11.50 per share price for SAGA SYSTEMS, implied multiples of the transaction value over estimated calendar year 2000 SAGA SYSTEMS total revenues and EBIT are 1.5x and 19.8x, respectively.

        (5)    Other Analyses - Updata Capital conducted such other analyses as
               --------------
it deemed necessary, including reviewing historical and projected financial data of SAGA SYSTEMS, analyzing selected research reports on SAGA SYSTEMS and industry sectors in which SAGA SYSTEMS competes, and reviewing the stock price performance of SAGA SYSTEMS, Software AG and other publicly traded companies.

        Updata Capital focuses on providing merger and acquisition advisory services to information technology companies. In this capacity, the firm is continually engaged in valuing technology businesses. Pursuant to a engagement letter dated August 22, 2000, SAGA SYSTEMS engaged Updata Capital to act as its financial advisor in connection with a potential merger or business combination. Pursuant to the terms of the letter, SAGA SYSTEMS has agreed to pay Updata Capital, upon consummation of a merger, a fee of 0.3% of the aggregate consideration paid in the transaction, provided that the acquiring entity is Software AG. If a transaction were to be consummated with another entity then the fee would be 0.5% of the aggregate transaction value. The letter also provides that SAGA SYSTEMS will reimburse Updata Capital for its reasonable out-of-pocket expenses and will indemnify Updata Capital and certain related persons against certain liabilities arising out of its engagement. Mr. Burton, a managing director at Updata Capital, also serves on the Board of Directors of SAGA SYSTEMS.

Interests of Certain Persons in the Merger

        In considering the recommendations of our Board of Directors with respect to the merger and the merger agreement, you should be aware that certain of our officers and directors have interests in connection with the merger which may present them with actual or potential conflicts of interest as summarized below. Our Board of Directors was aware of these interests and considered them among the other matters described under "-- The Recommendation of the Board of Directors of SAGA SYSTEMS; Reasons for the Merger."

        Mr. Burton, a member of our Board of Directors, is a principal with Updata Capital, Inc., who acted as our financial advisor in the merger.

        Certain of our associate professionals, professionals and senior professionals will receive, depending on length of employment with SAGA SYSTEMS, severance pay ranging from two weeks pay to 16 weeks pay if their employment is terminated after the merger subject to certain conditions. Certain of our executives, irrespective of length of service, will receive a minimum of 32 weeks and up to 12 months of severance pay at the discretion of our chief executive officer, plus their pro rata share of their annual bonus at the time of termination if their employment is terminated after the merger subject to certain conditions. SAGA SYSTEMS and its chief executive officer are parties to a Memorandum of Understanding which provides for severance payments of 12 months current salary plus annual bonus (for a minimum of $460,000) in the event our chief executive officer is terminated other than for felonious illegal acts or breaches of certain agreements, or there has been substantial change in his title, compensation or job responsibilities. The Compensation Committee of our Board of Directors of the Company approved payment of a bonus of $350,000 that one of our executive officers became entitled to upon the execution of the merger agreement.

        Merger Agreement. If the sum of the line items "Cash and cash equivalents" and "Short-term investments" on the SAGA SYSTEMS balance sheet has increased from $56.3 million on September 30, 2000 to at least $60 million on our balance sheet as of December 31, 2000 as a result of operating cash flow and not as a result of financing activities or of a sale of Sagavista and otherwise in accordance with the merger agreement, we may reserve an employee retention bonus pool for each additional dollar above $60 million up to an aggregate of $3 million to be paid in amounts and to employees, who may include our president, chief executive officer and chairman of our Board of Directors, at the closing of the merger, each determined by our management (including our president, chief executive officer and chairman of our board of directors) in its sole and absolute discretion.

        In addition, all options granted pursuant to our 1997 Stock Option Plan will vest in full upon completion of the merger and will be cancelled in exchange for the difference, if any, between the merger consideration and the applicable exercise price. A description of the payments to be made to holders of stock options can be found in "The Merger Agreement--Terms of the Merger Agreement--Stock Options."

        In considering the recommendation of our Board of Directors with respect to the merger, stockholders should also be aware that Software AG holds 2,202,600 share of common stock (approximately % of the common stock outstanding on the record date) and has agreed to vote those shares in favor of the proposal to adopt the merger agreement.

        Stockholder Agreement. Pursuant to a stockholder agreement dated as of November 1, 2000, if the merger is approved, Thayer Equity Investors III, L.P. and one of its affiliates, together owning approximately 37% of the outstanding stock of SAGA SYSTEMS, will sell to Software AG Acquisition Corporation immediately prior to completion of the merger _____ shares of SAGA SYSTEMS common stock (approximately 65 % of the common stock they currently hold) in exchange for a 12 month subordinated promissory note with an aggregate principal amount equal to the number of shares to be purchased by Software AG Acquisition Corporation multiplied by $11.50. In addition, pursuant to the stockholder agreement, Thayer Equity Investors III, L.P., one of its affiliates, and SAGA SYSTEMS' president, chief executive officer and chairman of the Board of Directors, agreed with Software AG to vote (or cause to be voted) at the special meeting all of their shares of SAGA

SYSTEMS common stock in favor of the proposal to adopt the merger agreement. They also agreed (1) not to sell, tender, transfer, pledge, encumber, assign or otherwise dispose of any of their shares, or deposit any of their shares into a voting trust or enter into a voting agreement or arrangement with respect to voting any of their shares, or grant any proxy or power of attorney with respect thereto and (2) to take such other actions and execute such other agreements as may be reasonably necessary to effectuate the intent of the voting agreement. Their shares collectively represent approximately _________ of the outstanding shares of common stock.

        The stockholder agreement will terminate upon the earlier of the completion of the merger or the termination of the merger agreement in accordance with its terms. We have agreed to pay all legal fees incurred by Thayer Equity Investors III, L.P. and one of its affiliates in connection with the stockholder agreement.

        Indemnification and Insurance. The merger agreement provides that for six years after the completion of the merger our current and former directors and officers will be indemnified by SAGA SYSTEMS, to the fullest extent permitted under Delaware General Corporation Law, in respect of acts or omissions occurring at or prior to the consummation of the merger. In addition, SAGA SYSTEMS is required to maintain in effect, for a period of six years after the completion of the merger, directors' and officers' liability insurance no less favorable than the SAGA SYSTEMS policies in effect on November 1, 2000. However, in no event will SAGA SYSTEMS be required to pay premiums for such insurance in excess of 200% of the premiums paid by SAGA SYSTEMS last year.

Financing of the Merger

        Software AG's obligations to complete the merger are not subject to obtaining financing. It is expected that Software AG will require approximately $______ in order to complete the merger, including payments to be made to SAGA SYSTEMS stockholders and holders of SAGA SYSTEMS stock options, payments under certain SAGA SYSTEMS employee benefit plans and contracts, and the payment of fees and expenses. Software AG has represented that the aggregate merger consideration to be paid to SAGA SYSTEMS stockholders in the merger will be financed through cash on hand and other available funds.

Federal Income Tax Consequences

        The following describes the material United States federal income tax consequences of the merger that are generally applicable to holders of SAGA SYSTEMS common stock. This summary does not purport to be a complete analysis of all potential tax considerations. It does not address the consequences of the merger under the tax laws of any state, local, or foreign jurisdiction. In addition, this summary does not address tax considerations applicable to holders of stock options, nor does it address the receipt of promissory notes by certain stockholders in the merger. Special tax consequences not described below also may apply to particular classes of taxpayers, including financial institutions, broker-dealers, tax-exempt organizations, insurance companies, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships, or foreign estates or trusts as to the United States, persons who acquired their stock through the exercise of an employee stock option or otherwise as compensation, and persons whose shares of SAGA SYSTEMS common stock otherwise are not held as a "capital asset" within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

        This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to you as described herein.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU.

        General. In general, the merger will be treated as a taxable sale of your SAGA SYSTEMS common stock for federal income tax purposes, and you will recognize capital gain or loss equal to the difference between your "amount realized" and the income tax basis of your shares of SAGA SYSTEMS common stock exchanged in the merger. For this purpose, your "amount realized" will include the amount of cash that you receive at the closing of the merger ($11.50 per share), plus the fair market value of your right to receive a cash adjustment in the future as a result of a Sagavista Disposition (as described below under the heading "The Merger Agreement--Terms of the Merger Agreement--Disposition of Sagavista"), unless such fair market value is not reasonably ascertainable. Because the SAGA SYSTEMS common stock is traded on an established securities market, you will not be eligible to use the installment method to defer the recognition of any taxable gain that you recognize in the merger.

        In calculating the amount of gain or loss that you recognize in the merger, it may be possible to establish the fair market value of the right to receive a cash adjustment by reference to the difference between (1) the public trading price of the SAGA SYSTEMS common stock immediately before the time of the merger and (2) the amount of cash per share payable at the closing of the merger ($11.50). If the trading price of the SAGA SYSTEMS common stock at or about the time of the merger is less than or equal to the amount of cash per share payable at the closing of the merger, you might take the position that the fair market value of the right is zero. You should consult with your own tax advisor as to the valuation of the right.

        In general, if you are a taxpayer other than a corporation and have held your shares of SAGA SYSTEMS common stock for more than one year at the time of the merger, any capital gain that you recognize in the merger will be subject to federal income tax at a maximum rate of 20%. If you have held your shares for one year or less, or if you are a corporation, any capital gain that you recognize will be subject to federal income tax at the same rate as ordinary income. Any capital loss that you recognize in the merger will be subject to certain limitations on deductibility.

        Imputed Interest. If you receive a cash adjustment more than one year after the date on which the merger closes, a portion of such cash adjustment may be characterized as interest income pursuant to section 483 of the Code rather than as giving rise to additional gain or loss with respect to your shares of SAGA SYSTEMS common stock. The portion of a cash adjustment that is characterized as interest income will be based upon the difference between the amount of cash adjustment that you receive and the present value of such amount, discounted back to the closing date of the merger by using the "applicable federal rate" as the discount rate. Any amount treated as interest income for federal income tax purposes will be subject to tax at ordinary income tax rates. You should consult with your own tax advisors concerning the reporting of interest income with respect to the cash adjustment, if any.

        Exercise of Appraisal Rights. If you dissent from the merger and perfect your rights of appraisal under Delaware General Corporation Law, you generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash you receive as payment for your shares and the income tax basis of such shares.

        Backup Withholding You may be subject to backup withholding at the rate of 31% with respect to amounts received pursuant to the merger, unless you (1) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact or (2) provide a correct taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules will be creditable against your federal income tax liability, if any, which may entitle you to a refund.

THE FOREGOING TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. IT DOES NOT DISCUSS TAX CONSEQUENCES UNDER THE LAWS OF STATES OR LOCAL GOVERNMENTS OR OF ANY OTHER JURISDICTION OR TAX CONSEQUENCES TO CATEGORIES OF STOCKHOLDERS THAT MAY BE SUBJECT TO SPECIAL RULES, SUCH AS FINANCIAL INSTITUTIONS, BROKER-DEALERS, TAX-EXEMPT ORGANIZATIONS, INSURANCE COMPANIES, AND FOREIGN PERSONS. THE FOREGOING DISCUSSION DOES NOT ADDRESS THE TREATMENT OF HOLDERS OF OPTIONS TO ACQUIRE SHARES OF SAGA SYSTEMS COMMON STOCK, AND IT MAY NOT APPLY TO YOU IF YOU ACQUIRED YOUR SHARES OF SAGA SYSTEMS COMMON STOCK PURSUANT TO THE EXERCISE OF STOCK OPTIONS OR OTHERWISE AS COMPENSATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER

TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN SUCH TAX LAWS.

Regulatory Matters

        Under the Hart-Scott-Rodino Act and the rules and regulations promulgated under the Hart-Scott-Rodino Act applicable to the merger, the merger may not be completed until the expiration or early termination of a 30-day waiting period following the filing of notifications by us and Software AG with the Department of Justice and the Federal Trade Commission. [If either of us receives a request for additional information or documentary material from the Federal Trade Commission or the Department of Justice, the waiting period will be extended further. Issuance of such requests extends the waiting period until twenty days following the filing by the last responding party of a certificate of substantial compliance. Compliance with the requests requires extensive document productions and information submissions.] Software AG and SAGA SYSTEMS filed notifications under the Hart-Scott-Rodino Act on November 15, 2000 and the waiting period expired on December __, 2000.

        Notwithstanding the expiration or termination of the Hart-Scott-Rodino Act waiting period, at any time before or after completion of the merger, the Federal Trade Commission or the Antitrust Division of the Department of Justice could take any action under the laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or to cause the divestiture of substantial assets of Software AG or SAGA SYSTEMS. In addition, private parties and states attorneys general may also bring legal action under the antitrust laws challenging the merger. Based on the information available to us at this time, we believe the merger can be effected in compliance with federal and state antitrust laws. There can be no assurance, however, that a challenge to the completion of the merger based on alleged violation of the antitrust laws will not be made, or that if a challenge were made, Software AG and SAGA SYSTEMS would prevail or would not be required to accept certain conditions, possibly including certain divestitures, in order to complete the merger.

        The Exon-Florio provision, applies to mergers with non-U.S. persons which could result in foreign control of entities engaged in interstate commerce in the United States. On November ___, 2000, Software AG, a non-U.S. person, and SAGA SYSTEMS made a joint filing notifying the Committee on Foreign Investment in the United States of the merger between Software AG Acquisition Corporation and SAGA SYSTEMS. [Although clearance of the merger from the Committee on Foreign Investment is expected within 30 days of such filing, such clearance could be delayed until _______, 2001 if the filing is investigated further by the Committee on Foreign Investment.][Clearance for the merger to proceed was obtained from the Committee on Foreign Investment on December ___, 2000.]

        We are not aware of any material government or regulatory approvals or actions that may be required for completion of the merger other than as described above. If any other governmental or regulatory approval or action is or becomes required, we would seek that additional approval or action.

                             THE MERGER AGREEMENT

Terms of the Merger Agreement

        General. The merger agreement provides that subject to satisfaction of certain conditions, Software AG Acquisition Corporation will be merged with and into SAGA SYSTEMS, and that following the merger, the separate existence of Software AG Acquisition Corporation will cease and SAGA SYSTEMS will continue as the surviving corporation. At the effective time of the merger, and subject to the terms and conditions set forth in the merger agreement, each share of issued and outstanding SAGA SYSTEMS common stock (other than shares as to which appraisal rights are properly perfected and not withdrawn, shares held by SAGA SYSTEMS as treasury stock (other than shares in an employee benefit plan) or by Software AG or any of its subsidiaries (including shares purchased from Thayer Equity Investors III, L.P. and one of its affiliates immediately prior to the effective time)), will, by virtue of the merger, be canceled and converted into the right to receive $11.50 in cash, without interest, plus additional amounts payable upon the sale of Sagavista by SAGA SYSTEMS as more fully described below.

        The terms of and conditions to the merger are contained in the merger agreement which is included in full as Appendix A to this proxy statement and is incorporated herein by reference. The discussion in this proxy statement of the merger and the summary description of the principal terms of the merger agreement are subject to and qualified in their entirety by reference to the more complete information set forth in the merger agreement.

        Merger Consideration. Upon consummation of the merger, each share of SAGA SYSTEMS common stock issued at the effective time of the merger (excluding
(1) shares owned by SAGA SYSTEMS as treasury stock (other than shares in an employee benefit plan) or (2) shares owned by Software AG or any of its subsidiaries (including common stock purchased pursuant to the stockholder agreement) and (3) dissenting shares for which appraisal has been demanded and perfected) will be converted into the right to receive $11.50 in cash, without interest, plus an additional amount, if any, payable upon the Sagavista Disposition described below upon surrender and exchange of the certificate or certificates which formerly represented SAGA SYSTEMS common stock. All such shares of common stock, when converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each certificate previously evidencing such shares will thereafter represent only the right to receive the merger consideration.

        Disposition of Sagavista. Until after the effective time of the merger, we may not solicit proposals for or engage in discussions regarding the sale of the Sagavista product other than on terms which are limited to the assets used exclusively in the Sagavista business and which require the assumption of all liabilities relating to Sagavista and do not result in or impose any adverse impact on us or Software AG. Prior to soliciting any proposal from any person for or relating to the sale of Sagavista, or providing any information to any person relating to the Sagavista business or a sale of Sagavista, we must notify Software AG and obtain its express written consent.

        In the event of a Sagavista Disposition on or prior to October 31, 2002, our stockholders will receive a cash adjustment equal to 80% of the aggregate net cash proceeds received by SAGA SYSTEMS, Software AG or any of our respective subsidiaries calculated by subtracting from the gross proceeds, if any, taxes and other out-of-pocket expenses attributable to the sale, retained liabilities and a reserve in an amount to be determined by Software AG in its sole discretion to be adequate to cover potential indemnification and other liabilities related to the sale. The cash adjustment, if any, payable to our stockholders also will be net of out-of-pocket costs associated with the distribution of such consideration. Each stockholder surrendering certificates formerly representing SAGA SYSTEMS common stock will receive, for each share of SAGA SYSTEMS common stock represented, an amount of cash adjustment equal to the total amount of additional cash, if any, to be distributed divided by the total number of shares of SAGA SYSTEMS common stock outstanding immediately prior to the effective time of the merger plus the number of shares for which options having an exercise price equal to or less than the total per share merger consideration (including the additional cash amount) could have been exercised at the effective time of the merger. Potential purchasers in a Sagavista Disposition may include, among others, members of our senior management, Thayer Capital, or any of their respective affiliates. If the Securities and Exchange Commission (the "Commission") or any other authority were to require registration of the cash adjustment under the Securities Act of 1933 or state securities laws or require SAGA SYSTEMS, Software AG or any of their subsidiaries or affiliates to make periodic filings with the Commission or any state agency or other reports to stockholders with respect to the cash adjustment and the parties are not able to negotiate an amendment to the merger agreement that would avoid such registration, filings or reports, there will be no additional cash payable even if a Sagavista Disposition were to occur.

        THERE IS NO ASSURANCE THAT A SAGAVISTA DISPOSITION WILL OCCUR OR THAT, IF IT OCCURS, YOU WILL RECEIVE A CASH ADJUSTMENT OR AS TO THE AMOUNT THEREOF, IF ANY, AS A RESULT OF A SAGAVISTA DISPOSITION. YOUR VOTE FOR OR AGAINST ADOPTION OF THE MERGER AGREEMENT SHOULD NOT BE BASED ON AN EXPECTATION OF A CASH ADJUSTMENT.

        Payment for Shares. Promptly after completion of the merger, Software AG will instruct the exchange agent to mail to each holder of record of a certificate representing SAGA SYSTEMS common stock a letter of transmittal and instructions for use in effecting the surrender of the certificate in exchange for payment therefor. Upon surrender of a certificate for cancellation to the exchange agent, together with such duly executed letter of transmittal, the holder of such certificate will be entitled to receive in exchange therefor cash in an amount equal to the product of (x) the number of shares of SAGA SYSTEMS common stock represented by such certificate and (y) $11.50 plus, if the Sagavista Disposition has been completed in accordance with the merger agreement, the per share cash adjustment calculated as described above. If the Sagavista Disposition is completed after the merger, but on or prior to October 31, 2002, the per share cash adjustment, if any, will be payable following completion of the sale, subject to certain conditions, and in any event within thirty days after October 31, 2002.

        Any merger consideration payable in respect of certificates for our common stock that have not been surrendered prior to three years after the effective time of the merger (or immediately prior to such earlier date on which any merger consideration would otherwise escheat to or become the property of any governmental authority) shall, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled thereto.

        Stock Options. At or immediately prior to the merger, each option outstanding will be canceled, and we will pay to each holder of any such option for each option surrendered cash in an amount equal to the merger consideration (consisting of $11.50 plus the right to receive a cash adjustment payable upon a Sagavista Disposition, if any) minus the exercise price of the option (net of all applicable withholding taxes) multiplied by the number of shares for which the option was exercisable as of immediately prior to the effective time of the merger.

        Transfer of Shares. After the effective time of the merger, there will be no further registration of transfers of shares of SAGA SYSTEMS common stock. If, after the effective time, certificates are presented to the surviving corporation, they will be canceled in return for the merger consideration (consisting of $11.50 plus the right to receive a cash adjustment payable upon a Sagavista Disposition, if any).

        Conditions to the Merger. Our obligation as well as the respective obligations of Software AG and Software AG Acquisition Corporation to complete the merger are subject to the satisfaction, prior to the date of closing of the merger and at the effective time, of each of the following conditions:

        . the merger agreement shall have been approved and adopted by stockholders in accordance with Delaware General Corporation Law;

        . the expiration of any applicable waiting period under the Hart-Scott-Rodino Act;

        .      receipt of consents required by certain of our contracts;

        . no law, regulation, order, injunction or other legal restraint shall be in effect that has the effect of making the merger illegal (if the illegality would reasonably be expected to have a material adverse effect on us or Software AG and its affiliates) or preventing the completion of the merger; and

          . no action or proceeding by any domestic, foreign or supranational governmental agency shall have been instituted or be pending which challenges or seeks to make illegal, delay materially or otherwise directly or indirectly prohibit completion of the merger.

          The obligations of Software AG and Software AG Acquisition Corporation to complete the merger also are subject to the satisfaction of the following conditions:

          . we shall have performed in all material respects all of our material obligations under the merger agreement required to be performed by us at or prior to the effective time of the merger;

          . certain of our representations and warranties in the merger agreement must be true in all material respects at the closing of the merger and breaches and other failures, individually and in the aggregate, of certain of our other representations and warranties in the merger agreement must not be untrue in a manner that would have a material adverse effect;

          . holders of no more than 7.5% of our outstanding common stock shall have demanded appraisal of their shares in accordance with Delaware General Corporation Law;

          . the sale to Software AG Acquisition Corporation by Thayer Equity Investors, III, L.P. and one of its affiliates of 65% of the shares of our common stock held by them shall have been completed unless Software AG shall have failed to purchase such shares; and

          . since September 30, 2000, there shall not have been any event, occurrence, development or state of circumstance which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect.

          Our obligations to complete the merger are subject to certain additional conditions, including the following:

          . Software AG and Software AG Acquisition Corporation shall have performed in all material respects all of their obligations under the merger agreement; and

          . the representations and warranties of Software AG in the merger agreement must be true in all material respects at the closing of the merger.

          Representations and Warranties. The merger agreement contains representations and warranties with respect to us and our subsidiaries relating to, among other things:

          . incorporation, qualification, capitalization and similar corporate matters;

          . authorization, execution, delivery and performance, and the validity and binding effect of, and required consents, approvals and authorizations relating to, the merger agreement and related matters;

          . the absence of violation of organizational documents, laws or contracts and creation of liens as a result of entering into the merger agreement or completion of the merger;

          . the accuracy of the reports, statements, schedules and registration statements that we have filed and will file with the Securities and Exchange Commission and other governmental authorities;

          . the accuracy of our audited consolidated financial statements and our unaudited consolidated interim financial statements;

          . the accuracy of this proxy statement and any amendments or supplements;

          . the absence of material adverse changes since September 30, 2000 including the absence of certain liens, indebtedness, contracts or other actions not in the ordinary course of business;

          .    absence of undisclosed liabilities;

          . contracts and the absence of any material default on these contracts;

          .    compliance with laws;

          .    the absence of certain legal proceedings;

          .    the absence of undisclosed broker's fees;

          . environmental, labor, intellectual property, employee welfare and benefit plans and tax matters;

          .    effectiveness of applicable licenses and permits; and

          .    the assets and liabilities of our Sagavista business.

          The merger agreement contains customary representations and warranties by Software AG and Software AG Acquisition Corporation relating to, among other things:

          .    organization and similar corporate matters;

          . authorization, execution, delivery and performance, and the validity and binding effect of, and required consents, approvals and authorizations relating to, the merger agreement and related matters;

          . the absence of violation of organizational documents, laws or contracts as a result of entering into the merger agreement or completion of the merger;

          . the accuracy of information provided for purposes of this proxy statement and any amendment or supplement;

          .    the absence of any undisclosed broker's fees; and

          . the sufficiency of funds available to Software AG to pay the merger consideration and all of its fees and expenses related to the merger.

          The foregoing representations and warranties are subject, in some cases, to specified exceptions and qualifications.

          Covenants. Under the merger agreement, we have agreed that from the date of the merger agreement until the effective time of the merger, SAGA SYSTEMS and its subsidiaries will conduct their business in the ordinary and usual course of business consistent with past practice, including preserving intact our business organization and maintaining satisfactory relationships with our material customers, lenders, suppliers and others with whom we have business relationships. In addition, we have agreed that we will not, directly or indirectly, take any of the following actions, except for actions specifically contemplated by the merger agreement, without Software AG's prior written consent:

          . adopt or propose any change in our certificate of incorporation or bylaws;

          . acquire (by merger, consolidation or acquisition of stock or assets) any material corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material subsidiary or a material amount of assets or securities;

          . except pursuant to existing agreements or arrangement, (1) acquire (in the ordinary course of business consistent with past practices), waive, release, grant, or transfer any rights of material value; (2) modify or change in any material respect any existing material license, lease, contract, or other document;
               (3) except to refund or refinance commercial paper, incur, assume or prepay an amount of long-term or short-term debt in excess of $500,000 in the aggregate; (4) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person which, are in excess of $500,000 in the aggregate; (5) make any loans, advances or capital contributions to, or investments in, any other person which are in excess of $500,000 in the aggregate, or purchase for an amount in excess of $500,000 in the aggregate any property or assets of any other person; (6) authorize any new capital expenditures which, individually, is in excess of $500,000 or, in the aggregate, are in excess of $500,000; (7) enter into any material interest rate, currency or other swap or derivative transaction; or (8) take any action that would make any of our representations and warranties inaccurate in any material respect at, or as of any time prior to the consummation of the merger, or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at such time;

          . enter into any agreement or commitment relating to the sale of products involving the expenditure by us of amounts in excess of $500,000;

          . other than in the ordinary course of business consistent with past practices, enter into any agreement (including enterprise license agreements) or commitment relating to the license, maintenance or other servicing of products if any such agreement or commitment provides to the other party to the agreement or commitment a discount to list prices which is higher than the discounts from list prices we have generally granted prior to the date of the merger agreement for an agreement of a similar type;

          . split, combine or reclassify any shares of our capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of our capital stock;

          . with certain exceptions, adopt or amend (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to us or any of our subsidiaries or as otherwise required by law) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to us or any of our subsidiaries or as otherwise required by law) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement;

          . revalue in any material respect any of our assets, other than as required under U.S. GAAP or in the ordinary course of business consistent with past practice;

          . pay, discharge or satisfy any material claims, liabilities or obligations other than in the ordinary course of business, consistent with past practices, liabilities reflected or reserved against us in our consolidated financial statements or incurred in the ordinary course of business, consistent with past practices;

          . take any action other than in the ordinary course of business and consistent with past practices with respect to accounting policies or procedures; or

     .    agree or commit to do any of the foregoing.

     We have agreed to deliver to Software AG a written notice at least one business day prior to entering into any agreement (including enterprise license agreements) or commitment relating to the license, maintenance or other servicing of our products (1) not entered into in the ordinary course of business or not consistent with past practice or (2) which involves aggregate payments by or to us of amounts in excess of $250,000.

     We also have agreed to use reasonable efforts in the ordinary course consistent with past practice to retain and to keep available the services of its key officers and employees through the closing of the merger.

     Other Agreements of the Parties. In addition to our agreements regarding the conduct of our business, we and Software AG have also agreed, among other things, to take the following actions:

     . we have agreed to cause the stockholders meeting to be duly called and held as soon as reasonably practicable following the date of the merger agreement and, in the absence of a proposal that is superior than the merger agreement, our Board of Directors has agreed to recommend that our stockholders approve and adopt the merger agreement;

     . we have agreed to give Software AG and its representatives reasonable access to our offices, properties, books and records and to furnish to Software AG financial and operating data and other information that is reasonably requested;

     . we have agreed that we will not take specified actions with respect to tax-related matters;

     . Software AG has agreed to keep all confidential information they have about our company confidential until the effective time of the merger;

     . Software AG has agreed to cause Software AG Acquisition Corporation to perform all of its obligations under the merger agreement;

     . Software AG has agreed to vote all shares owned by it and its subsidiaries in favor of the adoption of the merger agreement;

     . Software AG and Software AG Acquisition Corporation have agreed to arrangements regarding liability, indemnification and insurance matters with respect to our officers and directors;

     . we have agreed, along with Software AG, to give each other prompt notice of any communication alleging that a consent may be required for completion of the merger and related transaction, any communication from a governmental agency in connection with the merger or related transactions, or threatened or commenced proceedings which would have required disclosure under the merger agreement;

     . we have agreed, along with Software AG, to promptly make the appropriate filings under the Hart-Scott-Rodino Act and to use reasonable best efforts to take actions necessary to complete the merger and related transactions;

     . we have agreed, along with Software AG, to cooperate in identifying and making any other necessary governmental filings and obtaining required third-party consents; and

     . we have agreed, along with Software AG, to obtain each other's written consent, where practicable, before issuing any press release or other public statements relating to the merger agreement, the merger or related transactions.

     No Solicitation of Acquisition Proposals. The merger agreement provides that neither we nor any of our subsidiaries shall, and neither we nor our subsidiaries shall permit, any of our respective officers, directors, employees or representatives or other agents or advisors to, directly or indirectly, initiate, solicit or knowingly take any action to facilitate or encourage the submission of any proposal that constitutes an Acquisition Proposal (as defined below); to enter into or participate in any discussions or negotiations with, or make available information concerning us or our subsidiaries to, or afford access to our business, properties, assets, books or records or those of any of our subsidiaries, or otherwise cooperate in any way with, assist or participate in any effort by someone seeking to make an Acquisition Proposal; or grant any waiver or release under any standstill or similar agreement with respect to any of our equity securities or those of our subsidiaries. We may, however, upon receipt of a non-solicited Acquisition Proposal for 50% or more of our common stock at any time prior to the approval of the merger agreement by our stockholders, furnish non-public information with respect to SAGA SYSTEMS and its subsidiaries to the person making such proposal and may participate in discussions with such party and may withdraw or modify our recommendation to our stockholders or fail to call the stockholder meeting, if our Board of Directors determines in good faith by majority vote, after consultation with and based on the advice of outside legal counsel that it must take such action to comply with its fiduciary duties under applicable law and based on advice of its financial advisor, the terms of such Acquisition Proposal are more favorable to and provide greater value to our stockholders.

     We have agreed to advise Software AG promptly after we receive indication of interest regarding an Acquisition Proposal and of the terms and conditions of such Acquisition Proposal or indication of interest.

     As defined in the merger agreement, an "Acquisition Proposal" means any proposed or actual (1) merger, consolidation or similar transaction involving our company or certain of our subsidiaries, (2) acquisition or purchase of 20% or more of our consolidated assets, or 20% or more of our outstanding voting or equity securities or those of certain of our subsidiaries, (3) tender or exchange offer that would result in any person or group beneficially owning more than 20% of our outstanding voting or equity shares or those of certain of our subsidiaries or (4) any other transaction that could reasonably be expected to impede, interfere with, prevent or materially delay the merger or dilute Software AG's benefits under the merger and the related transactions;

     Sagavista Disposition. SAGA SYSTEMS may not solicit proposals for or engage in any discussions regarding a Sagavista Disposition other than on a basis which is limited to the assets used exclusively in the Sagavista business and requires the assumption of all liabilities relating to the Sagavista business. See "-- Disposition of Sagavista."

     Retention Bonus. If the sum of the line items "Cash and cash equivalents" and "Short-term investments" on our balance sheet increases from $56.3 million on September 30, 2000 to at least $60 million on our balance sheet as of December 31, 2000 as a result of operating cash flow and not as a result of financing activities or of a sale of the Sagavista business and otherwise in accordance with the merger agreement, we may reserve an employee retention bonus pool for each additional dollar above $60 million up to an aggregate of $3 million to be paid in amounts and to employees who may also be directors of SAGA SYSTEMS at the closing of the merger, each determined by our management in its sole and absolute discretion.

     Termination. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after approval of the merger agreement by our stockholders (1) by our mutual written agreement with Software AG; (2) by either Software AG or us if the merger shall not have occurred by March 31, 2001 or under limited circumstances by April 30, 2001; (3) by either Software AG or us if any law or regulation prohibits the completion of the merger or any court or other governmental body shall have issued an injunction or other judgment, ruling or decree which enjoins the completion of the merger and has become final and nonappealable; (4) by either Software AG or us if the merger agreement is not approved and adopted in accordance with Delaware law at our stockholders meeting; (5) by either Software AG or us if our Board of Directors shall have failed to make, withdrawn or adversely modified its approval or recommendation of the merger agreement or the merger or shall have failed to call our stockholders meeting, although we may not exercise this termination right without providing Software AG with at least 72 hours prior written notice and unless Software AG fails to make within 72 hours of such notice at least as favorable a proposal to our stockholders; (6) by us if Software AG shall have breached any of its representations, warranties, covenants or other agreements such that Software AG cannot and is unable to satisfy its related closing condition by March 31, 2001 or, under limited circumstances, by April 30, 2001;
(7) by Software AG if we shall have breached any of our representations, warranties, covenants or other agreements such that we are unable to satisfy our related conditions to closing by March 31, 2001 or, under limited circumstances, by April 30, 2001; or (8) by Software AG if we have entered into a binding document relating to the sale of our Sagavista business without Software AG's consent.

        Fees and Expenses. Except as otherwise described below, all costs and expenses incurred in connection with the merger agreement shall be paid by the party incurring such expenses. We must pay Software AG a termination fee of $13.4 million if the merger agreement is terminated following (1) the failure to make, withdrawal or modification by our Board of Directors of their recommendation of the merger agreement or the merger, (2) an unauthorized agreement by us with respect to the sale of our Sagavista business or (3) the failure of our stockholders to approve the merger agreement if a superior proposal at the time of our stockholder meeting has been publicly announced and the related transaction is completed within 12 months of termination.

                               APPRAISAL RIGHTS

     Under Section 262 of the Delaware General Corporation Law, if you do not vote your outstanding shares of SAGA SYSTEMS common stock in favor of adoption of the merger agreement, you will be entitled to dissent and elect to have the "fair value" of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, judicially determined by the Delaware Court of Chancery and paid to you in cash.

     The following discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law and is qualified in its entirety by the full text of Section 262, a copy of which is provided as Appendix C to this proxy statement. All references in Section 262 and in this summary to a `stockholder' are to the record holder of the shares of SAGA SYSTEMS common stock as to which appraisal rights are asserted. If you have a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, you must promptly cause the record holder to follow properly the steps summarized below and in a timely manner to perfect your appraisal rights.

     Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting of SAGA SYSTEMS stockholders described in this proxy statement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders on the record date entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement is that notice to you, and a copy of the applicable statutory provisions of the Delaware General Corporate Law are attached to this proxy statement as Appendix C. If you wish to exercise your appraisal rights or wish to preserve the right to do so, you should review carefully Section 262 and seek advice of legal counsel, since your failure to comply fully with the procedures of that Section will result in the loss of your appraisal rights.

     If you wish to exercise the right to dissent from the merger and demand appraisal under Section 262, you must satisfy each of the following conditions:

     . You must deliver to SAGA SYSTEMS a written demand for appraisal of your shares of SAGA SYSTEMS common stock before the vote on adoption of the merger agreement at the special meeting. This written demand for appraisal will be sufficient to satisfy the requirements of Delaware law if it reasonably informs SAGA SYSTEMS of your identity and that you intend to demand the appraisal of your shares.

     . You must not vote in favor of adoption of the merger agreement. Because a proxy does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, if you wish to exercise appraisal rights, you must vote against adoption of the merger agreement, in person or by proxy, or abstain from voting on adoption of the merger agreement; and

     . You must continuously hold your shares from your date of making a written demand through the filing of a certificate of merger with the Secretary of State of the State of Delaware. If you are the record holder of shares of common stock on the date the written demand for appraisal is made but thereafter transfer these shares prior to the effective time of the merger, any right to appraisal in respect of the shares will be lost.

     . Neither voting in person or by proxy against, abstaining from voting on, or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of
          Section 262. A failure to vote against the merger will not constitute a waiver of your appraisal rights. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

     Only if you are a holder of record of shares of SAGA SYSTEMS common stock issued and outstanding immediately prior to the filing of a certificate of merger with the Secretary of State of the State of Delaware are you entitled to assert appraisal rights for the shares of common stock registered in your name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder's name appears on the stock certificates and must specify the stockholder's name and mailing address, the number of shares of common stock owned and that the stockholder intends thereby to demand appraisal of the stockholder's shares of SAGA SYSTEMS common stock.

     If your shares of SAGA SYSTEMS common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a written demand must be made in that capacity. If your shares of SAGA SYSTEMS common stock are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners.

     A record holder such as a broker who holds shares of SAGA SYSTEMS common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of SAGA SYSTEMS common stock held for one or more other beneficial owners while not exercising those rights with respect to the shares of SAGA SYSTEMS common stock held for one or more other beneficial owners; in that case, the written demand must set forth the number of shares of SAGA SYSTEMS common stock as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of SAGA SYSTEMS common stock held in the name of the record owner. If you hold your shares of SAGA SYSTEMS common stock in brokerage accounts or other nominee forms and wish to exercise appraisal rights, you are urged to consult with your broker or nominee to determine the appropriate procedures for the making of a demand for appraisal by the broker or other nominee.

     If you elect to exercise appraisal rights under Section 262, you must mail or deliver a written demand to SAGA SYSTEMS, 11190 Sunrise Valley Drive, Reston, Virginia 20191, Attention: Corporate Secretary.

     Within ten days after the completion of the merger, the surviving corporation must send a notice as to the effectiveness of the merger to each former SAGA SYSTEMS stockholder who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of adoption of the merger agreement. Within 120 days after the completion of the merger, either SAGA SYSTEMS or any holder of dissenting shares of SAGA SYSTEMS common stock who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of all shares of SAGA SYSTEMS common stock held by dissenting stockholders. SAGA SYSTEMS is under no obligation to and has no present intent to file a petition for appraisal, and you should not assume that SAGA SYSTEMS will file a petition or that SAGA SYSTEMS will initiate any negotiations with respect to the fair value of the shares. Accordingly, if you desire to have your shares appraised, you must initiate any petitions necessary for the perfection of your appraisal rights within the time period and in the manner required by Section 262.

     Within 120 days after the filing of a certificate of merger with the Secretary of State of the state of Delaware, if you have complied with the provisions of Section 262 to that point in time, you will be entitled to receive from SAGA SYSTEMS, after written request, a statement setting forth the aggregate number of shares of SAGA SYSTEMS common stock not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. SAGA SYSTEMS must mail this statement to you within 10 days of receipt of a request.

     You must deliver to SAGA SYSTEMS a copy of any timely filing of a petition for appraisal with the Delaware Court of Chancery. SAGA SYSTEMS will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares of SAGA SYSTEMS common stock. After providing notice to the stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to submit their certificates to the Register in Chancery for notation, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

     After determining which stockholders are entitled to an appraisal, the Delaware Court of Chancery will appraise the `fair value' of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a holder of dissenting shares of SAGA SYSTEMS common stock, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares of SAGA SYSTEMS common stock entitled to appraisal.

     IF YOU CONSIDER SEEKING APPRAISAL, YOU SHOULD BE AWARE THAT THE FAIR VALUE OF YOUR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION YOU WOULD RECEIVE UNDER THE MERGER AGREEMENT IF YOU DID NOT SEEK APPRAISAL OF YOUR SHARES. YOU SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS SUCH AS THAT OF UPDATA CAPITAL ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

     In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that `proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court' should be considered, and that `fair price obviously requires consideration of all relevant factors involving the value of a company.' The Delaware Supreme Court stated that, in making a determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court further stated that `elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.' Section 262 provides that fair value is to be `exclusive of any element of value arising from the accomplishment or expectation of the merger.'

     If you duly demand an appraisal in compliance with Section 262, you will not, after the completion of the merger, be entitled to vote the shares subject to the demand for appraisal for any purpose or to receive payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the completion of the merger).

     If you demand appraisal of shares of SAGA SYSTEMS common stock under
Section 262, but fail to perfect, or effectively withdraw or lose, the right to appraisal, your shares of SAGA SYSTEMS common stock will be converted into the right to receive the merger consideration provided in the merger agreement, without interest. You will fail to perfect, or effectively lose or withdraw, the right to appraisal if no petition for appraisal is filed within 120 calendar days after the completion of the merger. You may withdraw a demand for appraisal by delivering to SAGA SYSTEMS a written withdrawal of the demand for appraisal and acceptance of the merger consideration, except that any such attempt to withdraw made more than 60 calendar days after the completion of the merger will require the written approval of SAGA SYSTEMS. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder, absent approval of the Delaware Court of Chancery.

                             PARTIES TO THE MERGER

SAGA SYSTEMS

     We, together with our subsidiaries, are an enterprise software solutions company that provides software solutions and related professional services to large organizations with complex computing requirements. Our products are used, among other things, to build, enhance, and integrate mission critical applications that require reliability, scalability, and security, such as customer billing systems, financial accounting systems and inventory management systems. To compliment our products, we have a suite of comprehensive professional services offerings. We have over 26 years of experience in addressing the needs of organizations with complex enterprise-level computing requirements.

     Through a licensing agreement with Software AG, we license, distribute and service products of Software AG both directly and indirectly in North America, South America, Japan and Israel. In addition, we license and service our own products which are marketed under the names Sagavista, Construct and Construct Spectrum. In February 1981, our company was incorporated under the laws of the state of Delaware and established as a holding company for SAGA Software, Inc. (formerly known as Software AG Americas, Inc.) which has been in operation since 1973. Prior to March 31, 1997 we were a wholly owned subsidiary of Software AG, which will be our ultimate parent if the merger is completed. In May 1999, we changed our name from Software AG Systems, Inc. to SAGA SYSTEMS, Inc. The mailing address of our executive offices is 11190 Sunrise Valley Drive, Reston, Virginia 20191 and the telephone number is (703) 860-5050.

Software AG

     Software AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany, is a provider of system software and a major global company offering technology for data management and electronic business. The mailing address of Software AG's principal office is Uhlandstrasse 12, D-64297, Darmstadt, Germany and the telephone number is +49 6151 92 1000.

Software AG Acquisition Corporation

     Software AG Acquisition Corporation is a Delaware corporation formed solely for the purpose of entering into the merger agreement, the stockholder agreement and performing the transactions contemplated by those agreements. Software AG Acquisition Corporation has not engaged in any business activity other than those incident to its formation and the execution, delivery and performance of the merger agreement and the stockholder agreement.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of SAGA SYSTEMS common stock by (1) each stockholder known to SAGA SYSTEMS to own beneficially more than 5% of SAGA SYSTEMS outstanding common stock, (2) each director of SAGA SYSTEMS, (3) SAGA SYSTEMS' chief executive officer and each of the four other most highly compensated executive officers of SAGA SYSTEMS determined as of November 27, 2000 and (4) all current executive officers and directors of SAGA SYSTEMS as a group. Unless otherwise indicated, each person had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, if applicable. [To be updated]

                                                              Beneficial Ownership/(2)/
                                                          ----------------------------------
      Name and Address of Beneficial Owner/(1)/              Amount and
                                                              Nature of
                                                             Beneficial           Percent
                                                              Ownership           of Class
------------------------------------------------------    --------------------    ----------
5% Stockholders:
    Thayer Equity Investors III, L.P.............             10,736,953             36.5%
      1455 Pennsylvania Avenue, N.W.
      Washington, DC  20004
    Software AG..................................              2,202,600              7.5%
      Uhlandstrasse 12
      64297 Darmstadt-Eberstadt, Germany
    Dr. Erwin Koenigs (3)........................              2,202,600              7.5%
    Volker Dawedeit (3)..........................              2,202,600              7.5%
Current Directors and Nominees:
    Carl J. Rickertsen (4).......................             10,823,244             37.8
    Paul A. Brands ..............................                  5,000              *
    John F. Burton...............................                  5,000              *
    Dr. Philip S. Dauber (5).....................                101,763              *
    Daniel F. Gillis ............................              2,051,355              7.5%
    Edward E. Lucente ...........................                 40,838              *
    Frederic v. Malek ...........................             10,795,244             37.7%
    Dr. Paul G. Stern ...........................             10,795,244             37.7%
    Named Executive officers who are not Directors:
    Katherine E. Butler..........................                 53,454              *
    Timothy L. Hill .............................                      0              *
    Gary M. Voight ..............................                 42,240              *
All current executive officers and directors
  as a group of (10 persons) (6).................             13,196,147             42.5%

----------------

 *      Less than 1% of the outstanding common stock.

(1) Unless otherwise indicated, the address is c/o SAGA SYSTEMS, Inc., 11190 Sunrise Valley Road, Reston, Virginia 20191.

(2) Based on 29,372,142 shares of common stock outstanding as of November 27, 2000. Beneficial ownership is determined in accordance with the rules of the Commission that deem shares to be beneficially owned by any person or group who has or shares voting and investment power with respect to such shares. Shares subject to stock options that are or will become exercisable within 60 days are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(3) All 2,202,600 shares are held of record by Software AG, a German software company. Dr. Koenigs is the Chairman of the Board and chief executive officer of Software AG, and Mr. Dawedeit is a director and the Chief Financial Officer of Software AG. Dr. Koenigs and Mr. Dawedeit may be deemed to have or share voting and investment power with respect to all shares held of record by Software AG. Dr. Koenigs and Mr. Dawedeit disclaim beneficial ownership of all shares of common stock held of record by Software AG. The information is included in reliance upon
        Schedule 13D filed by Software AG with the Securities and Exchange Commission on November 13, 2000.

(4) Includes 10,736,953 shares held of record by Thayer Equity Investors III, L.P. and 58,291 shares held of record by TC Co-Investors, L.L.C. Thayer Equity Investors III, L.P. is a Delaware limited partnership whose sole general partner is TC Equity Partners, L.L.C. , a Delaware limited liability company, and whose managing agent is TC Management Partners, L.L.C.. TC Equity Partners, L.L.C. beneficially owns, and has sole voting and investment power with respect to, the shares of common stock held of record by Thayer Equity Investors, III, L.P. TC Co-Investors, L.L.C. is a Delaware limited liability company whose managing member is TC Management Partners, L.L.C. TC Management Partners, L.L.C. beneficially owns, and has sole voting and investment power with respect to, the shares of common stock held of record by TC Co-Investors, L.L.C. Messrs. Malek and Rickertsen and Dr. Stern are the members of TC Management Partners, L.L.C. and the principal members of TC Equity Partners, L.L.C. Messrs. Malek and Rickertsen and Dr. Stern may be deemed to be the beneficial owners of the shares of common stock held by each of Thayer Equity Investors, III, L.P. and TC Co-Investors, L.L.C. Messrs. Malek and Rickertsen and Dr. Stern disclaim beneficial ownership of all shares held of record by Thayer Equity Investors, III, L.P. and TC Co-Investors, L.L.C. The information is included in reliance upon a
        Schedule 13D, as amended, filed by Thayer Equity Investors III, L.P. with the Securities and Exchange Commission on November 3, 2000.

(5) Includes 88,149 shares held of record by PSERD Trust, of which Dr. Dauber is a trustee.

(6) Includes (1) 10,736,953 shares held of record by Thayer Equity Investors, III, L.P., (2) 58,291 shares held of record by TC Co-Investors, L.L.C., and (3) 88,149 shares held of record by PSERD Trust.

                             STOCKHOLDER PROPOSALS

     If the merger is completed, we will no longer have public stockholders any public participation in our stockholder meetings. If the merger is not completed for any reason, we intend to hold our next annual meeting in 2001. In that case, if you are still a stockholder as of the record date of the next annual meeting, you would continue to be entitled to attend and participate in our stockholder meetings

     Our by-laws require stockholders who intend to nominate directors, propose new business, or submit a matter for approval at any annual or special meeting to submit their proposals to our Secretary at our executive offices in Reston, Virginia not less than one hundred twenty (120) nor more than one hundred fifty (150) days prior to the date of our proxy statement released to stockholders in connection with the previous year's annual meeting of stockholders if the stockholder proposal or director nomination is to be submitted at an annual meeting. If the annual meeting is to be held, any stockholder who wishes to submit a proposal for consideration at the annual meeting and inclusion in our 2001 proxy statement, must deliver that proposal to our Secretary at our executive offices no later than December 12, 2000. We reserve the right to disregard or to take other appropriate action with respect to any proposal that does not comply with these and other applicable rules.

                                 OTHER MATTERS

     We know of no other business to be presented at the special meeting. If other matters were to be properly presented at the meeting, or any adjournment or adjournments thereof, it is the intention of the persons named in the proxy to vote on such matters according to their best judgment unless the authority to do so is withheld in such proxy.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that we file at the Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. For further information concerning the Commission's public reference rooms, you may call the Commission at 1-800-SEC-0330. Our public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Commission at "http://www.sec.gov." Reports, proxy statements, and other information concerning us also may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

                                  APPENDIX A




                         AGREEMENT AND PLAN OF MERGER

                                  dated as of

                               November 1, 2000

                                     among

                              SAGA SYSTEMS, INC.,

                                  SOFTWARE AG

                                      and

                      SOFTWARE AG ACQUISITION CORPORATION

                               TABLE OF CONTENTS

                                ---------------

                                                                             Page
                                                                             ----
ARTICLE 1................................................................      1
     1.1    Definitions; Construction....................................      1

ARTICLE 2................................................................      6
     2.1    The Merger...................................................      6
     2.2    Merger Considerations........................................      6
     2.3    Conversion of Shares.........................................      8
     2.4    Surrender and Payment........................................      8
     2.5    Dissenting Shares............................................     10
     2.6    Stock Options................................................     10
     2.7    Adjustment...................................................     11
     2.8    Withholding Rights...........................................     11
     2.9    Lost Certificates............................................     11

ARTICLE 3................................................................     11
     3.1    Certificate of Incorporation.................................     11
     3.2    Bylaws.......................................................     12
     3.3    Directors and Officers.......................................     12

ARTICLE 4................................................................     12
     4.1    Corporate Existence and Power................................     12
     4.2    Corporate Authorization......................................     12
     4.3    Governmental Authorization...................................     13
     4.4    Non-Contravention............................................     13
     4.5    Capitalization...............................................     14
     4.6    Subsidiaries.................................................     14
     4.7    SEC Filings..................................................     15
     4.8    Financial Statements.........................................     15
     4.9    Disclosure Documents.........................................     15
     4.10   Absence of Certain Changes...................................     16
     4.11   No Undisclosed Material Liabilities..........................     17
     4.12   Material Contracts...........................................     18
     4.13   Compliance with Laws and Court Orders........................     19
     4.14   Litigation...................................................     19
     4.15   Finders' Fees................................................     20
     4.16   Opinion of Financial Advisor.................................     20
     4.17   Taxes........................................................     20
     4.18   Employee Benefit Plans.......................................     22
     4.19   Environmental Matters........................................     23
     4.20   Antitakeover Statutes and Rights Agreement...................     24
     4.21   Licenses and Permits.........................................     24
     4.22   Intellectual Property........................................     24
     4.23   Sagavista Business and Other Matters.........................     25

ARTICLE 5................................................................     25
     5.1    Corporate Existence and Power................................     25
     5.2    Corporate Authorization......................................     26
     5.3    Governmental Authorization...................................     26
     5.4    Non-Contravention............................................     26
     5.5    Disclosure Documents.........................................     26
     5.6    Finders' Fees................................................     26
     5.7    Financing....................................................     27

ARTICLE 6................................................................     27
     6.1    Conduct of the Company.......................................     27
     6.2    Stockholder Meeting; Proxy Material..........................     30
     6.3    No Solicitation..............................................     30
     6.4    Disposition of Sagavista Business............................     31
     6.5    Access to Information........................................     32
     6.6    Tax Matters..................................................     32
     6.7    Retention Bonuses............................................     33

ARTICLE 7................................................................     33
     7.1    Confidentiality..............................................     33
     7.2    Obligations of Merger Subsidiary.............................     34
     7.3    Voting Shares................................................     34
     7.4    Director and Officer Liability...............................     34

ARTICLE 8................................................................     35
     8.1    Notices of Certain Events....................................     35
     8.2    Reasonable Best Efforts......................................     35
     8.3    Certain Filings..............................................     35
     8.4    Public Announcements.........................................     35

ARTICLE 9................................................................     36
     9.1    Conditions to Obligations of Each Party......................     36
     9.2    Conditions to the Obligations of Parent and Merger...........     36
     9.3    Conditions to the Obligations of the Company.................     37

ARTICLE 10...............................................................     37
     10.1   Termination..................................................     37
     10.2   Effect of Termination........................................     38

ARTICLE 11...............................................................     39
     11.1   Notices......................................................     39
     11.2   Amendments; No Waivers.......................................     40
     11.3   Expenses.....................................................     40
     11.4   Successors and Assigns.......................................     40
     11.5   Governing Law................................................     41

     11.6   Jurisdiction.................................................     41
     11.7   WAIVER OF JURY TRIAL.........................................     41
     11.8   Counterparts; Effectiveness..................................     41
     11.9   Entire Agreement.............................................     41
     11.10  Captions; Headings...........................................     41
     11.11  Severability.................................................     41
     11.12  Specific Performance.........................................     42

Stockholder Agreement      Exhibit A

                         AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER dated as of November 1, 2000, among Saga Systems, Inc., a Delaware corporation (the "Company"), Software AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany ("Parent"), and Software AG Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Subsidiary").

                             W I T N E S S E T H:

        WHEREAS, the Boards of Directors of the Company and Merger Subsidiary and the Management Board and Supervisory Board of the Parent have approved, and deemed it advisable and in the best interest of their respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

        WHEREAS, pursuant to the terms of this Agreement, Merger Subsidiary will merge with and into the Company, with the Company surviving the merger (the "Merger");

        WHEREAS, Thayer Equity Investors III, L.P., a Delaware limited partnership ("Thayer Equity"), and TC Co-Investors, LLC, a Delaware limited liability company ("TC" and together with Thayer Equity, "Thayer"), and Daniel
F. Gillis, an individual residing in Bethesda, Maryland ("Daniel F. Gillis"), hold Common Stock, or securities convertible into Common Stock; and

        WHEREAS, as an inducement and a condition to Parent and Merger Subsidiary entering into this Agreement, Thayer and Daniel F. Gillis simultaneously with the execution and delivery of this Agreement are entering into a Stockholder Agreement in the form attached hereto as Exhibit A with Parent (the "Stockholder Agreement") which provides that (i) each of Thayer, Daniel F. Gillis and Parent will vote all Common Stock beneficially owned by them to approve and adopt this Agreement and the Merger and (ii) Thayer will sell immediately prior to the Merger approximately 65% of its Common Stock to Merger Subsidiary; and

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                                  ARTICLE 1.


                                  Definitions


        1.1    Definitions; Construction
               -------------------------

        (a)    The following terms, as used herein, have the following meanings:

        "Acquisition Proposal" means, other than the transactions contemplated by this Agreement and the Stockholder Agreement, any offer or proposal for, any indication of interest in, or any submission of inquiries from any Third Party relating to (A) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or over 20% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party's beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or (D) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided however, that none of the Parent and its Affiliates on the one hand and the Company and its Affiliates on the other hand shall be Affiliates of each other for purposes of this definition.

        "Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close or on which the Frankfurt Stock Exchange is authorized or required by law to close.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Common Stock" means the common stock, $0.01 par value, of the Company.

        "Company Balance Sheet" means the unaudited consolidated balance sheet of the Company as of September 30, 2000 which will be identical to the balance sheet contained in the Company's Form 10-Q filed with the SEC for the fiscal quarter ended September 30, 2000.

        "Company Balance Sheet Date" means September 30, 2000.

        "Company 10-K" means the Company's annual report on Form 10-K for the fiscal year ended December 31, 1999.

        "Delaware Law" means the Delaware General Corporation Law.

        "Environmental Laws" means any foreign, supranational, federal, state, provincial, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party relating to the Company or any of its Subsidiaries and relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

        "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any of its Subsidiaries as currently conducted.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976.

         "Knowledge" of any Person that is not an individual means, with respect to any specific matter, the actual knowledge of such Person's executive officers and other management personnel having primary responsibility for such matter.

        "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset; provided, however, that the term "Lien" shall not include (i) liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith and (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

        "Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, as a whole; provided however that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and (except as specified below) none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any change in the market price or trading volume of the Common Stock after the date hereof; (b) any failure by Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (c) any adverse change, effect, event, occurrence, state of facts or development to the extent caused by the announcement or pendency of the Merger (including any cancellations or delays in customer orders, any reduction in sales, any disruption in supplier, distributor or similar relationships, any loss of employees or any shareholder litigation); (d) any adverse change, effect, event, occurrence, state of fact or development to the extent caused by conditions affecting the industry in which the Company participates generally, the U.S. economy as a whole or foreign economies in any locations where the Company or any of its Subsidiaries has material operations or sales; (e) any adverse change, effect, event, occurrence, state of facts or development to the extent caused by (i) out-of-pocket fees and expenses (including legal, accounting, investment banking and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement, or (ii) the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers or employees under employee benefit plans, severance arrangements or other arrangements in existence as of the date of this Agreement; (f) any adverse change, effect, event, occurrence, state of facts or development to the extent caused by compliance with the terms of, or the taking of any action required by, this Agreement; (g) any mandatory change in accounting requirements or principles; or (h) any adverse change, effect, event, occurrence, state of facts or development to the extent caused by actions required to be taken under applicable laws, rules or regulations or contracts or agreements that are listed on the Company Disclosure Schedule.

        "1933 Act" means the Securities Act of 1933, as amended.

        "1934 Act" means the Securities Exchange Act of 1934, as amended.

        "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof, or group (as defined in Section 13(d) of the 1934 Act).

        "SEC" means the Securities and Exchange Commission.

        "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

        "Third Party" means any Person as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

        "Transaction Agreements" means this Agreement, the Confidentiality Agreement and the Stockholder Agreement.

        Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

        (b) Each of the following terms is defined in the Section set forth opposite such term:

        Term                                          Section

        Additional Merger Consideration               2.02
        Adjusted Fully Diluted Shares                 2.02
        Certificates                                  2.04
        Cash Balance                                  6.07
        Cash Consideration                            6.04
        Closing                                       2.01(b)
        Closing Date                                  2.01(b)
        Certificate of Merger                         2.01(c)
        Closing Merger Consideration                  2.02
        Company                                       Recitals
        Company Disclosure Schedule                   Article 4
        Company Proxy Statement                       4.09
        Company SEC Documents                         4.07
        Company Securities                            4.05

        Term                                          Section

        Company Stockholder Meeting                   6.02
        Company Subsidiary Securities                 4.06
        Confidentiality Agreement                     6.03
        Daniel F. Gillis                              Recitals
        Dissenting Shares                             2.05
        Effective Time                                2.01
        Eligible Option                               2.06
        Employee Plans                                4.18
        End Date                                      10.01
        ERISA                                         4.18
        ERISA Affiliate                               4.18
        ESPP                                          2.06
        Exchange Agent                                2.04
        Exon-Florio                                   4.03
        Fully Diluted Shares                          2.02
        Governmental Agency                           4.03
        Indemnified Officer/Director                  7.04
        Information                                   4.22
        Intellectual Property Rights                  4.22
        Merger                                        2.01
        Merger Consideration                          2.02
        Merger Subsidiary                             Recitals
        Parent                                        Recitals
        Payment Event                                 11.03
        Permits                                       4.21
        Pre-Effective Tax Period                      4.17
        Premium                                       7.04
        Products                                      4.22
        Registration/Reporting                        2.02
        Representatives                               6.03
        Returns                                       4.17
        Sagavista Business                            4.23
        Sagavista Disposition                         6.04
        Sagavista Net Proceeds                        2.02
        Software                                      4.22
        Stockholder Agreement                         Recitals
        Superior Proposal                             6.03
        Surviving Corporation                         2.01
        Tax                                           4.17
        Tax Asset                                     4.17
        Taxing Authority                              4.17
        TC                                            Recitals
        Termination Fee                               11.03

        Term                                          Section

        Thayer                                        Recitals
        Thayer Equity                                 Recitals
        Updata                                        4.15
        U.S. GAAP                                     4.08



                                  ARTICLE 2.


                                  The Merger

        2.1    The Merger
               ----------

        (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

        (b) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY 10017, as soon as practicable, but in no event later than 10 Business Days, after the satisfaction or (subject to applicable law) waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article 9 (the "Closing Date"), or at such other time and place as the Company and Parent may agree to in writing.

        (c) As soon as practicable following the Closing, the Company and Merger Subsidiary will file a certificate of merger (the "Certificate of Merger") with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger in such form as is required by and executed in accordance with the relevant provisions of Delaware Law. The Merger shall become effective at such time (the "Effective Time") as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as the parties hereto may agree and as may be specified in the Certificate of Merger).

        (d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

        2.2    Merger Considerations
               ---------------------

        (a) The Merger Consideration per share of Common Stock will be the right to receive (i) $11.50 in cash, without interest (the "Closing Merger Consideration"), and (ii) the Additional Merger Consideration, if any (the Closing Merger Consideration together, with the Additional Merger Consideration, if any, the "Merger Consideration").

        (b) The "Additional Merger Consideration" per share of Common Stock shall be the right to receive, following a Sagavista Disposition in compliance with Article 6, payment in cash equal to 80% of any Sagavista Net Proceeds divided by the number of Adjusted Fully Diluted Shares.

        "Sagavista Net Proceeds" shall mean the gross cash proceeds actually received by Parent, the Company or any of their respective Subsidiaries on or prior to October 31, 2002 from any Sagavista Disposition minus (i) all Taxes payable by the Parent, the Company or any of their respective Subsidiaries as a result of the Sagavista Disposition, (ii) all out-of-pocket expenses, fees and costs attributable to the Sagavista Disposition incurred by Parent, the Company or any of its Subsidiaries or any of their Affiliates after the date hereof,
(iii) any determinable liabilities which may have been retained by Parent, the Company or any of its Subsidiaries or any of their Affiliates related in any way to the Sagavista Business, (iv) a reserve, determined by Parent in its sole and absolute discretion, adequate to satisfy (y) the maximum amount of indemnity liability of the Company in connection with the Sagavista Disposition and (z) any liability of the Company, any of its Subsidiaries, the Parent or any Affiliate of the Parent relating in any manner to the Sagavista Disposition or any action or inaction by the Parent, the Company or any of its Subsidiaries or any of their Affiliates in connection with the Sagavista Disposition (provided however that to the extent any portion of any liabilities for which a reserve was taken has been cancelled, expired or terminated without payment therefrom under applicable contract terms or otherwise (as determined in Parent's sole and absolute discretion) prior to October 31, 2002, then such portion shall be a part of the Additional Merger Consideration and will be paid as provided in
Section 2.02; provided, further that none of the items listed in this clause
(iv) shall be deducted more than once), and (v) all out-of-pocket expenses and costs attributable to the distribution of the Additional Merger Consideration incurred by the Parent, the Company or any of its Subsidiaries or any of their Affiliates. Parent shall have sole and absolute discretion in determining the direct and indirect expenses and liabilities of the Company, any of its Subsidiaries, the Parent or any Affiliate relating to the Sagavista Disposition and in determining the amount of any reserve (including estimating Taxes described in clause (i) above) to be deducted in determining the Sagavista Net Proceeds. As used in this definition, liabilities includes, without limitation, all claims, losses, expenses, judgments and liabilities of any type whatsoever, whether or not known and reasonable expenses of investigation and all fees and expenses of advisors; provided, however, that the Sagavista Net Proceeds shall be $0.00 and the right to receive Additional Merger Consideration shall automatically terminate in the event that the SEC or other Governmental Agency requires the registration of the Additional Merger Consideration pursuant to the 1933 Act or state securities laws or requires one or more undertakings by any of Parent, the Company, the Subsidiaries or any of their Affiliates to make periodic filings with the SEC or such Governmental Agency or other reports to the stockholders of the Company, whether pursuant the to 1934 Act or state securities laws or otherwise (such registration or reporting obligations is referred to as "Registration/Reporting"), with respect to the Additional Merger Consideration.

        "Adjusted Fully Diluted Shares" shall equal the sum of the number of shares of Common Stock outstanding immediately prior to the Effective Time plus the Eligible Options, in each case, including the shares owned by Parent or its Affiliates or purchased pursuant to the Stockholder Agreement.

        (c) In the event the SEC requests Registration/Reporting, Parent and Company hereby agree to use reasonable efforts for a period of 30 days to negotiate a mutually acceptable amendment to the terms of the Additional Merger Consideration to the extent necessary to satisfy the SEC that the Additional Merger Consideration is not a security as defined in the 1933 Act or the 1934 Act and that Registration/Reporting is not required with respect to the Additional Merger Consideration provided, however, that Parent shall not be obligated to take any action or agree to any amendment which would result in any cost, expense or liability to the Parent, Company or any Affiliate. If changing the period of time during which stockholders have the right to receive Additional Merger Consideration to a date earlier than October 31, 2002 would eliminate the need for Registration/Reporting, Parent and Company agree to change such date as necessary.

     (d) In the event that Parent has approved the terms and conditions of a Sagavista Disposition and the Sagavista Disposition is consummated in compliance with Article 6 at or prior to the Effective Time, any Additional Merger Consideration shall be paid to the stockholders at the same time such holders receive the Closing Merger Consideration.

     (e) In the event a Sagavista Disposition is consummated after the Effective Time but on or prior to October 31, 2002 in compliance with Article 6, any Additional Merger Consideration will be paid to the stockholders entitled to receive the Closing Merger Consideration in cash as promptly as practicable following the consummation of the Sagavista Disposition; provided, however, that the Surviving Corporation shall not be obligated to pay any amounts until the earliest of the time (i) that Additional Merger Consideration to be distributed at that time would equal at least $0.25 per share of Common Stock, (ii) the Additional Merger Consideration would be the final distribution under this Section or (iii) within 30 days after October 31, 2002.

     2.3   Conversion of Shares.  At the Effective Time:
           --------------------

     (a) except as otherwise provided in Sections 2.03(b) and 2.05, each share of Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration payable as provided in Section 2.02 and 2.04 herein;

     (b) each share of Common Stock held by the Company as treasury stock (other than shares in an Employee Plan of the Company) or owned by Parent or any of its Subsidiaries (including the Note Shares purchased pursuant to the Stockholder Agreement) immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

     (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     2.4   Surrender and Payment
           ---------------------

     (a) Prior to the Effective Time, Parent shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Common Stock (the "Certificates") for the Merger Consideration. At or prior to the Effective Time, Parent will make available, or cause to be made available, to the Exchange Agent, the aggregate Closing Merger Consideration (and if Section 2.02(d) is applicable, the aggregate Additional Merger Consideration, if any) to be paid in respect of the shares of Common Stock. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of shares of Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

     (b) Each holder of shares of Common Stock that have been converted into the right to receive the Merger Consideration will be entitled to receive promptly following the Effective Time, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Closing Merger Consideration (and if Section 2.02(d) is applicable, the Additional Merger Consideration, if any) in respect of the Common Stock represented by such Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. Additional Merger Consideration shall only be paid to those Persons who receive the Closing Merger Consideration.

     (d) After the Effective Time, there shall be no further registration of transfers of shares of Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04(a) that remains unclaimed by the holders of shares of Common Stock six months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged such shares for the Merger Consideration in accordance with this Article prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Common Stock three years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto, other than any such claim or interest which any Person would otherwise have thereto under applicable law if such amounts had escheated to, or otherwise become the property of, any governmental authority, provided such Person establishes such claim or interest as if such claim or interest were to be established pursuant to applicable law if such amounts had escheated to, or otherwise become the property of, any governmental authority.

     (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04(a) to pay for shares of Common Stock for which appraisal rights have been perfected pursuant to Section 2.05 hereto shall be returned to Surviving Corporation, upon demand.

     (g) Parent shall enter into an exchange agent agreement with the Exchange Agent which shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement and otherwise reasonably satisfactory to Parent and the Company.

     2.5   Dissenting Shares. Notwithstanding anything in this Agreement to the
           -----------------
contrary, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such shares in favor of the Merger, who shall have delivered a written demand for appraisal of such shares in the manner provided by the Delaware Law and who, as of the Effective Time, shall not have effectively withdrawn such demand or lost such right to appraisal and payment therefor under the Delaware Law ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by Section 262 of the Delaware Law. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the Delaware Law shall receive payment therefor from the Surviving Corporation in accordance with the Delaware Law; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his or her entitlement to appraisal rights as provided in Section 262 of the Delaware Law, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his or her demand for appraisal of such shares or lost his or her right to appraisal and payment for his or her shares under Section 262 of the Delaware Law or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the Delaware Law, such holder shall forfeit the right to appraisal of such shares and each such share shall be treated as if it had been, as of the Effective Time, converted into a right to receive the Merger Consideration, without interest thereon, from the Surviving Corporation as provided in Section 2.02 hereof. The Company shall give Parent notice as promptly as practicable of any demands received by the Company for appraisal of shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

     2.6   Stock Options
           -------------

     (a) At or immediately prior to the Effective Time, each employee stock option outstanding to purchase shares of Common Stock under any employee stock option or compensation plan or arrangement of the Company, whether or not vested or exercisable, shall be canceled, and the Company shall pay each holder of any such option at or promptly after the Effective Time for each such option surrendered (including all options which vest or become exercisable as a result of the Merger) an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (ii) the number of shares such holder could have purchased had such holder exercised such option in full immediately prior to the Effective Time. No consideration will be paid for options which have exercise prices in excess of the Closing Merger Consideration plus the Additional Merger Consideration, if any.

     (b) The number of shares of Common Stock a holder exercising options for less than the Merger Consideration could have purchased is referred to in this Agreement as an "Eligible Option". After the Effective Time, if any Additional Merger Consideration is to be paid pursuant to Section 2.02(e) , holders of options shall also have the right to receive an amount in cash determined by multiplying (i the excess, if any, of (x) the Merger Consideration over (y) the applicable exercise price of such option plus all Additional Merger Consideration previously paid to such holder by (ii) such holder's Eligible Options in the same manner and as, when and if paid by the Company pursuant to Section 2.02(e).

     (c) Prior to the Effective Time, the Company shall use its reasonable best efforts to take any actions that the Company and the Parent mutually agree are necessary to give effect to the transactions contemplated by Section 2.06(a).

     (d) The Company agrees that it will not initiate any new Option Periods (as defined in the Company's ESPP) under the Company's Employees Stock Purchase Plan (the "ESPP"), and the ESPP will be terminated immediately prior to the Effective Time.

     2.7   Adjustment. If, during the period between the date of this Agreement
           ----------
and the Effective Time, any change in the outstanding shares of Common Stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

     2.8   Withholding Rights. Each of the Surviving Corporation and Parent
           ------------------
shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be timely remitted to the applicable Taxing Authority and shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

     2.9   Lost Certificates. If any Certificate shall have been lost, stolen or
           -----------------
destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Common Stock represented by such Certificate, as contemplated by this Article.


                                  ARTICLE 3.

                           The Surviving Corporation

     3.1   Certificate of Incorporation. The certificate of incorporation of the
           ----------------------------
Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law. The Company agrees it will use its best efforts to take all necessary action to cause an amendment to its certificate of incorporation to be filed immediately prior to the Merger with the Secretary of State of the State of Delaware, which amendment will be in form and substance satisfactory to Parent.

     3.2  Bylaws. The bylaws of Merger Subsidiary in effect at the Effective
          ------
Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law. The Company agrees it will use its best efforts to take all necessary action to cause its bylaws to be amended immediately prior to the Merger, which amended bylaws will be in form and substance satisfactory to Parent.

     3.3  Directors and Officers. From and after the Effective Time, until
          ----------------------
successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                  ARTICLE 4.

                 Representations and Warranties of the Company

     Except as disclosed in the Company's disclosure schedules attached hereto (the "Company Disclosure Schedule") (provided however that the disclosure of any item in one section of the Company Disclosure Schedule will not be deemed to be disclosure of such item for the purposes of any other section of the Company Disclosure Schedule), the Company represents and warrants to Parent and the Merger Subsidiary that:

     4.1  Corporate Existence and Power. The Company is a corporation duly
          -----------------------------
incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

     4.2  Corporate Authorization.
          -----------------------

     (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except, in the case of this Agreement, for the required approval of the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. Assuming that this Agreement constitutes the valid and binding obligation of the Parent and Merger Subsidiary, this Agreement is a valid and binding agreement of the Company.

     (b) At a meeting duly called and held, the Company's Board of Directors has (i) unanimously resolved that this Agreement and the transactions contemplated hereby are advisable, fair and in the best interests of the Company's stockholders and (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and thereby and (iii) unanimously resolved (subject to Section 6.03(b)) to recommend approval and adoption of this Agreement by its stockholders.

     4.3  Governmental Authorization. The execution, delivery and performance by
          --------------------------
the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational (the "Governmental Agency"), other than (i) the filing of a Certificate of Merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1934 Act, and any other applicable securities laws, whether state or foreign, (iv) compliance with any applicable requirements of the Exon-Florio Amendment (Section 721 of Title VII of the Defense Production Act of 1950, as amended by section 5021 of the Omnibus Trade and Competitiveness Act of 1988 (Pub. L. 100-418)) ("Exon-Florio") and (v) such other actions, consents, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Agency the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially to impair the ability of the Company to consummate the transactions contemplated by this Agreement.

     4.4  Non-Contravention. The execution, delivery and performance by the
          -----------------
Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) subject to the adoption of this Agreement by the required vote of the stockholders of the Company, contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree binding upon or applicable to the Company, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or to impair materially the ability of the Company to consummate the actions contemplated by this Agreement.

     4.5  Capitalization.
          --------------

     (a) The authorized capital stock of the Company consists of 75,000,000 shares of common stock, $0.01 par value, per share and 25,000,000 shares of preferred stock, $0.01 par value, per share. As of October 31, 2000, there were 29,372,142 shares of Common Stock outstanding, as well as employee stock options to purchase an aggregate of 4,317,283 shares of Common Stock. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Saga Systems, Inc. 1997 Stock Option Plan and Employee Stock Purchase Plan Effective as of June 1, 1998 will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable.

     (b) Except as disclosed in Section 4.05 (a) and except for changes since October 31, 2000 resulting from the exercise of employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

     4.6  Subsidiaries.
          ------------

     (a) Each Subsidiary of the Company is a corporation duly incorporated or an entity duly organized, and is, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually and in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. All Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the Company 10-K.

     (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). Except for such shares of capital stock there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "Company

Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

     4.7  SEC Filings.
     ----------------

     (a) The Company has made available to Parent (i) the Company's annual reports on Form 10-K for its fiscal years ended December 31, 1997, 1998 and 1999, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2000 and June 30, 2000, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 1999, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1999 (the documents referred to in this Section 4.07(a), collectively, the "Company SEC Documents").

     (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

     (c) As of its filing date (or, if amended or superceded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document (except the Company Proxy Statement which shall be governed by Section 4.09) filed subsequent to the date hereof will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     4.8  Financial Statements.
     -------------------------

     (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present in all material respects, in conformity with U.S. generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

     (b) The unaudited consolidated balance sheet of the Company as of September 30, 2000 which has been previously provided to Parent will be identical to the balance sheet contained in the Company's Form 10-Q for the three months period ending September 30, 2000 when filed with the SEC.

     4.9  Disclosure Documents. The proxy or information statement of the
          --------------------
Company to be filed with the SEC in connection with the Merger (the "Company Proxy Statement") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Parent or Merger Subsidiary specifically for use therein.

     4.10 Absence of Certain Changes. Since the Company Balance Sheet Date, the
          --------------------------
business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and, except as disclosed in the Company SEC Documents, there has not been:

     (a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

     (c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

     (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any material indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

     (e) any creation or other incurrence by the Company or any of its Subsidiaries of any material Lien on any material asset other than in the ordinary course of business consistent with past practices;

     (f) any making of any material loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries (or otherwise in immaterial amounts in the aggregate) or in the ordinary course of business consistent with past practices;

     (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

     (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its

Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

     (i) any change in any method of accounting, method of Tax accounting or accounting principles or methods or practice (other than required by U.S. GAAP) by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in U.S. GAAP or Regulation S-X under the 1934 Act;

     (j) other than as permitted by Section 6.07 and for actions in the ordinary course of business consistent with past practices, any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries,
(ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries;

     (k) to the Knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

     (l) other than in the ordinary course of business consistent with past practice, any Tax election made or changed, any annual Tax accounting period changed, any method of Tax accounting adopted or changed, any amended Returns or claims for Tax refunds filed, any closing agreement entered into, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered.

     4.11 No Undisclosed Material Liabilities. There are no liabilities or
          -----------------------------------
obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

     (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof;

     (b) liabilities or obligations under this Agreement or the transactions contemplated hereby;

     (c) liabilities or obligations under contracts or Employee Plans listed on the Company Disclosure Schedule; and

     (d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     4.12 Material Contracts.
     -----------------------

     (a) Except as disclosed in Schedule 4.12, neither the Company nor any of its Subsidiaries is a party to or bound by a contract in effect on the date hereof:

          (i) any enterprise license agreement providing for aggregate payments to or by the Company and the Subsidiaries of $500,000 or more;

          (ii) any license agreement, maintenance agreement, technical services agreement or professional services agreement providing for aggregate payments to or by the Company and the Subsidiaries of $500,000 or more;

          (iii) any sales, distribution or other similar agreement providing for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to the Company and the Subsidiaries of $500,000 or more or (B) aggregate payments to the Company and the Subsidiaries of $500,000 or more;

          (iv) any OEM agreement or any similar agreement providing for aggregate payments to or by the Company and the Subsidiaries of $500,000 or more;

          (v) any escrow agreement pursuant to which Company or any of its Subsidiaries has deposited any source code;

          (vi) any lease (whether of real or personal property) providing for annual rentals of $500,000 or more;

          (vii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company and the Subsidiaries of $500,000 or more or (B) aggregate payments by the Company and the Subsidiaries of $500,000 or more;

          (viii) any agreement relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) under which the Company or any of its Subsidiaries have obligations or liabilities on or after the date hereof;

          (ix) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $500,000 and which may be prepaid on not more than 30 days notice without the payment of any penalty and (B) entered into subsequent to the date of this Agreement as permitted by Section 6.01(a)(iii);

          (x) any agreement that restricts the Company or any of its Subsidiaries from competing in any line of business or with any Person or in any area or which would so restrict the Parent, Company or any of their Subsidiaries after the Effective Time;

          (xi) except as set forth in the Company 10-K, any agreement with (A) the Company or any of its Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of the Company or any of its Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the Company or any of its Affiliates or (D) any director or officer of the Company or any of its Affiliates or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer; provided however, no agreements between the Company and the Parent or its Affiliates need not be disclosed hereunder;

          (xii) except as set forth in the Company 10-K, any agreement with any director or officer of the Company or any of its Subsidiaries or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer provided however, agreements between the Company and the Parent or its Affiliates need not be disclosed hereunder;

          (xiii) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and the Subsidiaries, taken as a whole.

     (b) Each material term of each agreement, contract, plan, lease, arrangement or commitment disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section is a valid and binding agreement of the Company or a Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been delivered to Parent.

     4.13 Compliance with Laws and Court Orders. The Company and each of its
          -------------------------------------
Subsidiaries is and since March 31, 1997 has been in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     4.14 Litigation. Except as set forth in the Company SEC Documents filed
          ----------
prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against or affecting (or the Knowledge of the Company , any basis therefor), the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. On the date hereof, there is not any action, suit, investigation or proceeding that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby or the Transaction Agreements.

     4.15 Finders' Fees. Except for Updata Capital, Inc. ("Updata"), a copy of
          -------------
whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

     4.16 Opinion of Financial Advisor. The Company has received the opinion of
          ----------------------------
Updata, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company's stockholders from a financial point of view.

     4.17 Taxes.
     ----------

     (a) Filing and Payment. Except as set forth on Schedule 4.17(a), (i) all material Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority with respect to any Pre-Effective Tax Period by or on behalf of the Company or any of its Subsidiaries (collectively, the "Returns") have, to the extent required to be filed on or before the date hereof, been filed when due in accordance with all applicable laws, (ii) as of the time of filing, the Returns were true and complete in all material respects and (iii) all Taxes due and payable with respect to the periods covered by the Returns that have been filed, and all material Taxes due to other Persons (for example, under Tax allocation or indemnity agreements), have been timely paid, or withheld and remitted to the appropriate Taxing Authority or such Person, respectively.

     (b) Financial Records. Except as set forth on Schedule 4.17(b), (i) the charges, accruals and reserves for Taxes with respect to the Company and each of its Subsidiaries for any Pre-Effective Tax Period reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate to cover all material Tax liabilities accruing through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, (ii) since the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, neither the Company nor any of its Subsidiaries has engaged in any transaction, or taken any other action, other than in the ordinary course of business, which would reasonably be expected to result in a material Tax on the Company or any of its Subsidiaries and (iii) all information set forth in the Company Balance Sheet (including notes thereto) relating to Tax matters is true and complete in all material respects.

     (c) Procedure and Compliance. Except as set forth on Schedule 4.17(c), (i) all Returns filed with respect to Tax years of the Company and its Subsidiaries through the Tax year ended December 31, 1990 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired, (ii) neither the Company nor any of its Subsidiaries is delinquent in the payment of any material Tax or has requested any extension of time within which to file any Return and has not yet filed such Return, (iii) neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired, (iv) there is no claim, audit, action, suit, proceeding, or investigation now pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Asset, (v) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between the Company or any of its Subsidiaries and any Taxing Authority, (vi) during the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries has made or changed any Tax election, changed any annual tax accounting period, or adopted or changed any method of Tax accounting (to the extent that any such action may materially affect the Company or any of its Subsidiaries), nor has it, to the extent it may have a material effect on the Company or any of its Subsidiaries, filed any amended Return, entered into any closing agreement, settled any Tax claim or assessment, or surrendered any right to claim a Tax refund, and (vii) there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries except Liens for current Taxes not yet due.

     (d) Taxing Jurisdictions. Schedule 4.17(d) contains a list of all jurisdictions (whether foreign or domestic) to which the Company or any of its Subsidiaries currently files any material Returns. Neither the Company nor any of its Subsidiaries has been notified in writing by any Taxing Authority of a jurisdiction in which it does not file Returns that it may be subject to Tax in such jurisdiction.

     (e) Certain Agreements and Arrangements. Except as set forth on Schedule 4.17(e), (i) neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent, or made any election or participated in any arrangement whereby any Tax liability or any Tax Asset of the Company or any of its Subsidiaries was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax Asset of any other Person, (ii) the Company is not a party to, or bound by, any Tax sharing or Tax allocation agreement or arrangement, (iii) during the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code, and (iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

     (f) Definitions. The following terms, as used herein, have the following meanings:

     "Pre-Effective Tax Period" means any Tax period ending on or before the Effective Time; and, with respect to a Tax period that begins on or before the Effective Time and ends thereafter, the portion of such Tax period ending on the Effective Time.

     "Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the liability of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax sharing agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).

     "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

     4.18 Employee Benefit Plans.
          ----------------------

     (a) Schedule 4.18 contains a correct and complete list identifying each material "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and material written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the "Employee Plans". For purposes of this Section 4.18, "ERISA Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

     (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the last six years sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

     (c) A favorable determination letter is currently in effect for each Employee Plan which is intended to be qualified under Section 401(a) of the Code, and to the Knowledge of the Company no fact or circumstance exists giving rise to a material likelihood that such Employee Plan would not be treated as qualified by the Internal Revenue Service.

     (d) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(m) or 280G of the Code.

     (e) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

     (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1999.

     (g) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

     (h) All material contributions and material payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

     (i) There is no action, suit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

     (j) Other than pursuant to Section 6.07, no employee or former employee of the Company or any of its Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

     4.19 Environmental Matters.
          ----------------------

     (a) Except as set forth in the Company SEC Documents filed prior to the date hereof and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

          (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the Knowledge of the Company, is threatened by any governmental entity or other Person with respect to any matters relating to the Company or any of its Subsidiaries relating to or arising out of any Environmental Law;

          (ii) the Company is and has been in compliance with all Environmental Laws and all Environmental Permits; and

          (iii) there are no liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

     (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has Knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Parent at least five days prior to the date hereof.

     (c) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut other than the sales office in Fort Lee, New Jersey.

     (d) For purposes of this Section 4.19, the terms "Company" and "Subsidiaries" shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

     4.20 Antitakeover Statutes and Rights Agreement.

     (a) The Company has taken all action necessary to be taken by it to exempt the Merger, this Agreement, the Stockholder Agreement and the transactions contemplated hereby and thereby from Section 203 of Delaware Law, and, accordingly, neither such Section nor, to the Knowledge of the Company after due inquiry of its outside legal counsel any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. To the Knowledge of the Company, after due inquiry of its outside legal counsel, no other "control share acquisition," "fair price," "moratorium" or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement and the Stockholder Agreement or any of the transactions contemplated hereby and thereby.

     (b) The Company has not entered into, and its Board of Directors has not adopted or authorized the adoption of, a shareholder rights or similar agreement.

     4.21 Licenses and Permits. The Company and its Subsidiaries have all
          --------------------
material governmental licenses, franchises, permits, certificates, approvals or other similar authorizations affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries (the "Permits") the absence of which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Except when the failure of the following to be true would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Permits are valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

     4.22 Intellectual Property.
          ----------------------

     (a) Schedule 4.22(a) contains a list of all material patents and patent applications, trademarks, service marks, trade names, registered copyrights, and domain names owned by or licensed to the Company or its Subsidiaries (the "Intellectual Property Rights") and all applications for registration of material trademarks, service marks, copyrights, and domain names, specifying as to each such item, as applicable: (i) the owner of the item, (ii) the jurisdictions by or in which such item has been issued or registered or in which any application for issuance or registration has been filed, and (iii) the respective issuance, registration, or application number of the item.

     (b) The Company and its Subsidiaries have used reasonable best efforts to ensure that the Software does not contain any virus, Trojan horse, worm, or other disabling code.

     "Software" means any computer software, including, but not limited to, computer programs, parts thereof, documentation therefor and related materials, that is made commercially available to third parties by the Company or any of its Subsidiaries, including software distributed or offered for distribution by the Company or any of its Subsidiaries, or which the Company or any of its Subsidiaries has the right to distribute, but excluding (i) computer software licensed to the Company by Parent or any of its Affiliates and (ii) "Shrink Wrap" software that is generally available on an off-the-shelf basis. The Software is listed on Schedule 4.22(b).

     (c) To the Knowledge of the Company, the business operations of the Company and its Subsidiaries, including the licensing and distribution of Software to third parties, have not infringed, diluted, or otherwise violated the patents, trademarks, service marks, trade names, copyrights, trade secrets, or other intellectual property rights of any third party, in any manner that would be reasonably expected to have a Material Adverse Effect on the Company.

     (d) Whenever the value to the Company or its Subsidiaries of processes and formulae, research and development results, and other know-how (collectively, the "Information") is contingent upon the maintenance of the confidentiality of such Information, to the Knowledge of the Company, the Company and its Subsidiaries have used reasonable best efforts to maintain the confidentiality of such Information.

     4.23 Sagavista Business and Other Matters. The "Sagavista Business"
          ------------------------------------
consists of the assets used exclusively in and all liabilities relating to the Company's Sagavista product. Schedule 4.23 lists all employees, agreements, customer contracts and real and personal property, including Intellectual Property Rights, used exclusively in the Sagavista Business.

                                  ARTICLE 5.

                   Representations and Warranties of Parent

     Parent represents and warrants to the Company that:

     5.1  Corporate Existence and Power. Parent is a stock corporation
          -----------------------------
(Aktiengesellschaft) duly registered with the Commercial Register in Darmstadt, Germany, and is validly existing under the laws of Germany. It has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a material adverse effect on Parent.

     5.2  Corporate Authorization. The execution, delivery and performance by
          -----------------------
Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. Assuming this Agreement constitutes the valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

     5.3  Governmental Authorization. The execution, delivery and performance by
          --------------------------
Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Agency other than (i) the filing of a Certificate of Merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1934 Act and any other securities laws, whether state or foreign, (iv) compliance with any applicable requirements of Exon-Florio and (v) such other actions, consents, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Agency the absence of which would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

     5.4  Non-Contravention. The execution, delivery and performance by Parent
          -----------------
and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not
(i) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in any violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or Merger Subsidiary or (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain consent or other action, defaults, terminations, cancellations, accelerations, changes or losses referred to in clause (iii) that would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

     5.5  Disclosure Documents. None of the information provided by Parent for
          --------------------
inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders vote on adoption of this Agreement and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     5.6  Finders' Fees. Except for UBS A.G., whose fees will be paid by Parent,
          -------------
there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

     5.7  Financing. Parent will have at the Effective Time sufficient funds
          ---------
available to pay the aggregate Closing Merger Consideration payable upon the consummation of the Merger and to pay all of its fees and expenses related to the transactions contemplated by this Agreement; provided, however that Parent shall not have funds to pay for the Note Shares (as defined in the Stockholder Agreement).

                                  ARTICLE 6.

                           Covenants of the Company

     The Company agrees that:

     6.1  Conduct of the Company.
          ----------------------

     (a) Except as otherwise specifically provided in this Agreement or as approved in writing by Parent, from the date hereof to the Effective Time, the Board of Directors of the Company shall not approve or authorize any action that would allow the Company and its Subsidiaries to carry on their respective businesses other than in the ordinary and usual course of business and consistent with past practice or any action that would prevent the Company and the Subsidiaries, as a whole, from (1) preserving intact its present business organization and (2) maintaining satisfactory relationships with its material customers, lenders, suppliers and others having business relationships with it. Neither the Company nor its Subsidiaries shall be deemed to be in breach of this
Section if a provision of this Section specifically permits an action to be taken by the Company or its Subsidiaries even in the case such action may be prohibited by other provisions of this Section which may be broader or more general in scope. Without limiting the generality of the foregoing, and except as otherwise specifically provided in this Agreement, without the prior written consent of Parent, prior to the Effective Time, the Board of Directors of the Company shall not, nor shall it authorize or direct the Company or any of its Subsidiaries, directly or indirectly, to:

          (i) adopt or propose any change in its certificate of incorporation or bylaws other than pursuant to Section 3.01;

          (ii) acquire (by merger, consolidation or acquisition of stock or assets) any material corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material subsidiary or a material amount of assets or securities;

          (iii) except pursuant to existing agreements or arrangement, (A) acquire (in the ordinary course of business consistent with past practices), waive, release, grant, or transfer any rights of material value; (B) modify or change in any material respect any existing material license, lease, contract, or other document; (C) except to refund or refinance commercial paper, incur, assume or prepay an amount of long-term or short-term debt in excess of $500,000 in the aggregate; (D) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person which, are in excess of $500,000 in the aggregate; (E) make any loans, advances or capital contributions to, or investments in, any other Person which are in excess of $500,000 in the aggregate, or purchase for an amount in excess of $500,000 in the aggregate any property or assets of any other Person; (F) authorize any new capital expenditures which, individually, is in excess of $500,000 or, in the aggregate, are in excess of $500,000; or (G) enter into any material interest rate, currency or other swap or derivative transaction; (H) take any action that would make any representations and warranties of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time, or omit to take any action within the reasonable control of the Company necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time;

          (iv) enter into any agreement or commitment relating to the sale of products if any such agreement or commitment involves the expenditure by the Company of amounts in excess of $500,000; provided that in respect of expenditures in excess of such amount, Parent's consent to such excess expenditures shall not be unreasonably withheld;

          (v) other than in the ordinary course of business consistent with past practice, enter into any agreement (including enterprise license agreements) or commitment relating to the license, maintenance or other servicing of Products if any such agreement or commitment provides to the other party to the agreement or commitment a discount to list prices which is higher than the discounts from list prices the Company has generally granted prior to the date hereof to similarly situated customers for an agreement of a similar type taking into account the length and the nature of the relationship the Company has with the counterparty, the dollar amount of the contract, the size of the counterparty's computing environment, the Products and services covered by the agreement and the term and nature of the agreement;

          (vi) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than cash dividends and distributions by a wholly owned Subsidiary to the Company or to a Subsidiary all of the capital stock of which is owned directly or indirectly by the Company or a cash dividend by the Company to the holders of capital stock in an aggregate amount equal to the net proceeds from the disposition of the Sagavista Business, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any Subsidiary securities;

          (vii) other than as permitted by Section 6.07, adopt or amend (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or any of its Subsidiaries or as otherwise required by law) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or any of its Subsidiaries or as otherwise required by law) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements, except for normal increases in non-executive employee compensation in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or any of its Subsidiaries or as otherwise required by law);

          (viii) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory in any material manner or write-off of notes or accounts receivable in any material manner other than as required under U.S. GAAP or in the ordinary course of business consistent with past practice;

          (ix) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated financial statements of the Company or incurred in the ordinary course of business, consistent with past practices;

          (x) take any action other than in the ordinary course of business and consistent with past practices with respect to accounting policies or procedures; or

          (xi)   agree or commit to do any of the foregoing.

     (b) The Company agrees to deliver to Parent a written notice by email to Volker Dawedeit, Joachim Mueller and Christine Schwab at Volker.Dawedeit@Softwareag.com, Joachim.Mueller@Softwareag.com and
Christine.Schwab@Softwareag.com email addresses, at least one Business Day (except that for the purposes of this subsection, each of December 30, 2000 and December 31, 2000 shall be considered a "Business Day") prior to entering into any agreement (including enterprise license agreements) or commitment relating to the license, maintenance or other servicing of Products (i) not entered into in the ordinary course of business consistent with past practice or (ii) which involves aggregate payments by or to the Company of amounts in excess of $250,000. The notice will set forth the identity of the counterparty, the Products and services to be provided and any applicable discounts from list prices to be granted, the term of the agreement or commitment and all other terms which are not in the ordinary course consistent with past practice. Parent shall have the right to consult with the Company, and the Company will make available the relevant personnel, during such notice period prior to entering into such agreement.

     (c) The Company agrees to use reasonable efforts in the ordinary course consistent with past practice to retain and to keep available the services of its key officers and employees through the Closing Date. This section will not require the Company to pay any employee any extraordinary compensation other than as contemplated by Section 6.07.

     6.2  Stockholder Meeting; Proxy Material.
          -----------------------------------

     (a) The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 6.03(b), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. In connection with such meeting, the Company will (i) as promptly as practicable, prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) subject to 6.03(b), use its reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) otherwise comply with all legal requirements applicable to such meeting.

     (b) The Company shall deliver, and give Parent an opportunity to comment on, prior to filing with the SEC and mailing to the Company's stockholders, the Company Proxy Statement. Parent will be reasonably satisfied with the content of the Company Proxy Statement dealing with it or its Affiliates prior to the Company filing a definitive Company Proxy Statement.

     6.3  No Solicitation.
          ---------------

     (a) Except to the extent permitted by Section 6.04 neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (its "Representatives") to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries.

     (b) Notwithstanding the Section 6.02 and 6.03(a), the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party that has made a Superior Proposal which did not result, in whole or in part, from a breach of Section 6.03(a), (ii) furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement dated as of July 26, 2000 between the Company and Parent (the "Confidentiality Agreement"), (iii) take and disclose to its stockholders a position in compliance by Rule 14e-2(a) under the 1934 Act or otherwise make disclosure to them, (iv) following receipt of such Superior Proposal, fail to make, withdraw, or modify in a manner adverse to Parent its recommendation to its stockholders referred to in Section 6.02 hereof or fail to call the Company Stockholder Meeting in accordance with
Section 6.02 hereof and/or (v) take
any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction, but in each case referred to in the foregoing clauses
(i) through (iv) only if the Board of Directors of the Company determines in good faith by a majority vote, after consultation with and based on the advice from King & Spalding, outside legal counsel to the Company, that it must take such action to comply with its fiduciary duties under applicable law.

     (c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iv) of the preceding subsection unless the Company shall have delivered to Parent a prior (and if not practicable, contemporaneously) written notice advising Parent that it intends to take such action, and the Company shall continue to advise Parent after taking such action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent informed, on as current basis as practicable, of the status and details of any such Acquisition Proposal, indication or request. The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

     "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal (provided that all references to 20% shall be deemed to be 50%) on terms that the Board of Directors of the Company determines in good faith by a majority vote, on the basis of the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value (considering all factors deemed relevant by the Board of Directors) to all the Company's stockholders than as provided hereunder and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

     6.4  Disposition of Sagavista Business. Until the Effective Time, the
          ---------------------------------
Company may not, and may not permit its Representatives to, solicit proposals for or engage in any discussions regarding the acquisition of all or a part of the Sagavista Business (the "Sagavista Disposition") other than on a basis which is limited to the assets used exclusively in the Sagavista Business and requires the assumption of all liabilities relating to the Sagavista Business and which does not result in or impose any adverse impact, financial or otherwise, or liability on the Company, its Subsidiaries, Parent or their Affiliates, in any case without Parent's consent in writing, which consent may be withheld or withdrawn at any time in Parent's sole and absolute discretion. In any case, prior to (x) soliciting any proposal from any Person for or relating to the Sagavista Disposition, or (y) providing any information to any Person relating to the Sagavista Business or

Sagavista Disposition, the Company shall notify Parent in writing of such proposal or information and shall not act without the prior express written consent of Parent. The Company and its advisors shall keep Parent fully informed on a current basis on the status, details and progress of any negotiations and such further information as Parent may request concerning a Sagavista Disposition. A Sagavista Disposition shall include after the Effective Time, any transaction which transfers all or substantially all of the rights exclusively related to the Sagavista Business in a manner which is economically equivalent to a Sagavista Disposition (such as the licencing of the Sagavista product to a third party to be managed by and for the benefit of such third party, but not in the ordinary course of running the Sagavista Business, such as entering into contracts concerning the Sagavista product similar to those contracts the Company enters into concerning the Parent's products). After the Effective Time and on or prior to October 31, 2002, Parent shall not, and shall not permit the Company or any of their respective Subsidiaries to, effect any Sagavista Disposition other than in a transaction in which the consideration due from any third party is payable solely in cash ("Cash Consideration") prior to October 31, 2002; provided, however, that Cash Consideration may be payable after October 31, 2002 if the Parent agrees to extend the date in the definition of Sagavista Net Proceeds from October 31, 2002 to such date as such Cash Consideration is received by Parent, Company or any of their respective Subsidiaries.

     As used in this Section, the term "liability" and "liabilities" include all claims, losses, expenses, judgements and liabilities of any type whatsoever, and whether fixed, matured or contingent, and whether or not known (including, without limitation, reasonable expenses of investigation and reasonable fees and expenses of advisors).

     6.5  Access to Information. From the date hereof until the Effective Time
          ---------------------
or the termination of this Agreement and subject to applicable law and the Confidentiality Agreement, the Company shall (i) upon reasonable notice give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during business hours to the offices, properties, books and records of the Company and the Subsidiaries, (ii) upon reasonable notice furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

     6.6  Tax Matters.
          -----------

     (a) From the date hereof until the Effective Time, the Company and its Subsidiaries shall not without prior written consent of Parent (which consent shall not be unreasonably withheld) make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Returns or claims for Tax refunds, enter into any closing agreement, surrender any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any of the foregoing actions or omissions (i) is not in the ordinary course of business consistent with past practice and (ii) would have the effect of increasing the Tax liability or reducing any Tax Asset of the Company or any of its Subsidiaries.

     (b) From the date hereof until the Effective Time, the Company and each of its Subsidiaries will establish or cause to be established in accordance with U.S. GAAP an adequate accrual for all Taxes due with respect to any Pre-Effective Tax Period.

     (c) On or prior to the Effective Time, the Company shall deliver to Parent a certification signed by an officer of the Company to the effect that the Company is not nor has it been within 5 years of such date a "United States real property holding corporation as defined in Section 897 of the Code".

     6.7  Retention Bonuses. In the event that the sum of the line items "Cash
          -----------------
and cash equivalents" and "Short-term investments" on the Company's balance sheet calculated in accordance with U.S. GAAP applied in a manner consistent with prior practice has increased from $56.3 million on September 30, 2000 to at least $60 million on the Company's balance sheet as of December 31, 2000 prepared in accordance with U.S. GAAP applied on a basis consistent with past practice as certified to the Parent by the Chief Financial Officer of the Company (which is supported by a bank certification regarding bank balances of the Company) as a result of operating cash flow and not as a result of financing activities or of a Sagavista Disposition (the "Cash Balance") the Company shall be permitted to pay at the Effective Time an aggregate amount, which amount shall not exceed $3 million, equal to the excess of the Cash Balance over $ 60 million, to employees selected by and in individual amounts determined in the Company's sole and absolute discretion.

                                  ARTICLE 7.

                              Covenants of Parent

     Parent agrees that:

     7.1  Confidentiality. Prior to the Effective Time and after any termination
          ---------------
of this Agreement, Parent will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company or any of its Subsidiaries furnished to Parent or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by Parent, (ii) in the public domain through no fault of Parent or (iii) later lawfully acquired by Parent from sources other than the Company, provided that Parent may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as Parent informs such Persons of the confidential nature of such information and directs them to treat it confidentially. Parent and its Affiliates shall satisfy their obligation to hold any such information in confidence if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

If this Agreement is terminated, Parent and its Affiliates will, and will use their best efforts to cause their officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, that Parent or its Affiliates obtained, or that were obtained on their behalf, from the Company or any of its Subsidiaries in connection with this Agreement and that are subject to such confidence.

     7.2  Obligations of Merger Subsidiary. Parent will take all action
          --------------------------------
necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     7.3  Voting Shares. Parent agrees to vote all shares of Common Stock
          -------------
beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

     7.4  Director and Officer Liability. Parent shall cause the Surviving
          ------------------------------
Corporation, and the Surviving Corporation hereby agrees, to do the following:

     (a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an "Indemnified Officer/Director") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws or provided under the Company's certificate of incorporation and bylaws in effect on the date hereof, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

     (b) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Officer/Director currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that, in satisfying its obligation under this Section 7.04(b), the Surviving Corporation shall not be obligated to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year (the "Premium"), which amount Company has disclosed to Parent prior to the date hereof; in the event such described coverage is not obtainable at the Premium, the Surviving Corporation shall obtain as much coverage as is available for such Premium.

     (c)  The rights of each Indemnified Officer/Director under this Section
7.04 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other applicable laws or under any agreement of any Indemnified Officer/Director with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Officer/Director.

                                  ARTICLE 8.

                      Covenants of Parent and the Company

     The parties hereto agree that:

     8.1  Notices of Certain Events. Each of the Company and the Parent shall
          -------------------------
promptly notify the other of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Transaction Agreements;

     (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by the Transaction Agreements; and

     (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
Section 4.10, 4.13, 4.14, 4.17, 4.18 or 4.19, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

     8.2  Reasonable Best Efforts. Subject to the terms and conditions of this
          -----------------------
Agreement, Company and Parent will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. The Parent and Merger Subsidiary are not required hereunder, or otherwise pursuant to this Agreement, to prepare financial statements in accordance with or reconciled to U.S. GAAP.

     8.3  Certain Filings. The Company and Parent shall cooperate with one
          ---------------
another (i) in connection with the preparation of the Company Proxy Statement,
(ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

     8.4  Public Announcements. Promptly after execution of this Agreement,
          --------------------
Parent and Company will together issue a joint press release, the form and the timing of which shall have been approved by each party. None of the parties hereto will issue any other press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties except as may be required by applicable law or the rules of any relevant securities exchange, and in such event will not issue any such press release or make any such public statement prior to consultation with the other parties if feasible. None of the Parent, its Affiliates or any of its Representatives will contact, or discuss the terms of this Agreement or the Parent's intention with respect of the Company and its business following the closing (except with respect to issues concerning employee retention and strategic direction of the business with executive officers of the Company) with, any employee of the Company without the prior written consent of the Company which consent shall not be unreasonably withheld.

                                  ARTICLE 9.

                           Conditions to the Meger

     9.1  Conditions to Obligations of Each Party. The obligations of the
          ---------------------------------------
Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions on or prior to the Closing Date and at the Effective Time:

     (a) this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law;

     (b)  any applicable waiting period under the HSR Act shall have expired;

     (c) all consents to contracts listed in Section 4.04 of the Company Disclosure Schedule (other than contracts with Parent) shall have been obtained or there shall be no amounts outstanding under such contracts at the Effective Time;

     (d) no provision of any applicable law or regulation and no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of making the Merger illegal (where such illegality would reasonably be expected to have a Material Adverse Effect on the Company or a material adverse effect on Parent and its Affiliates taken as a whole) or preventing the consummation of the Merger shall be in effect; and

     (e) there shall not have been instituted or pending any action or proceeding by any Governmental Agency, domestic, foreign or supranational, before any court or Governmental Agency, challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to prohibit the consummation of the Merger.

     9.2  Conditions to the Obligations of Parent and Merger. The obligations of
          --------------------------------------------------
Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions on or prior to the Closing Date and at the Effective Time:

     (a) (i) the Company shall have performed in all material respects all of its material obligations hereunder required to be performed by it at or prior to the Effective Time; (ii) the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.03, 4.05, 4.07, 4.08, 4.09, 4.15, 4.16, 4.18
(a) (b) (d) (e) (h) and (j), and 4.20 of this Agreement and in any certificate delivered by the Company pursuant hereto shall be true in all material respects (without regard to any materiality qualifier contained in such representation or warranty) at and as of the Effective Time as if made at and as of such time; (iii) breaches, individually or in aggregate, of all other representations and warranties (without regard to any materiality qualifier contained in such representations and warranties) of the Company contained this Agreement shall not have had or would not reasonably be expected to have a Material Adverse Effect on the Company at and as of the Effective Time as if made at and as of such time; and
(iv) Parent shall have received a certificate signed by the chief executive officer or chief financial officer of the Company to the foregoing effect;

     (b) the holders of not more than 7.5% of the outstanding shares of Common Stock shall have demanded appraisal of their shares in accordance with Delaware Law;

     (c) the purchase and sale of Thayer's Owned Shares (as defined in the Stockholder Agreement) under the Stockholder Agreement shall have been consummated (this condition shall be deemed satisfied if (i) Parent breaches its obligation to purchase the Owned Shares under the Stockholder Agreement or (ii) the purchase and sale of Thayer's Owned Shares does not occur solely because the representations and warranties of Parent in the Stockholder Agreement were not true in all material respects at such time); and

     (d) since the Company Balance Sheet Date, there shall not have been any event, occurrence, development or state of circumstance which, individually or in aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

     9.3  Conditions to the Obligations of the Company. The obligations of the
          --------------------------------------------
Company to consummate the Merger are subject to the condition that each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (i) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time and (ii) the Company shall have received a certificate signed chief executive officer or chief financial officer of Parent to the foregoing effect.

                                  ARTICLE 10.

                                  Termination

     10.1  Termination. This Agreement may be terminated and the Merger may be
           -----------
abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

     (a)   by mutual written agreement of the Company and Parent;

     (b)   by either the Company or Parent, if:

           (i) the Merger has not been consummated on or before March 31, 2001 (or if actions required by Section 2.02(c) have been taken, April 30, 2001, the "End Date"); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

           (ii) there shall be any law or regulation that prohibits the consummation of the Merger or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Company or Parent from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable;

           (iii) this Agreement shall not have been approved and adopted in accordance with Delaware Law by the Company's stockholders at the Company Stockholder Meeting (or any adjournment thereof); or

           (iv) as permitted by Section 6.03(b), the Board of Directors of the Company shall have failed to make or withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger, or shall have failed to call the Company Stockholder Meeting in accordance with Section 6.02; provided that (y) the Company shall simultaneously with termination under this subsection pay any amounts due pursuant to Sections 11.03(b) in accordance with the terms, and at the times, specified therein, and (z) in the case of any termination by the Company, (i) the Company notifies Parent, in writing and at least 72 hours prior to such termination, promptly of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (ii) Parent does not make, within 72 hours of receipt of such written notification, an offer that is at least as favorable to the shareholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such 72-hour period;

     (c) by Parent, if (i) a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.02 not to be satisfied, and such condition is incapable of being satisfied by the End Date or (ii) the Company shall have made or entered into any agreement, letter of intent or other binding document relating to a Sagavista Disposition without the express written consent of the Parent; or

     (d) by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.03 not to be satisfied, and such condition is incapable of being satisfied by the End Date.

     The party desiring to terminate this Agreement pursuant to this Section
10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

     10.2  Effect of Termination. If this Agreement is terminated pursuant to
           ---------------------
Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Sections 7.01, 11.03, 11.05, 11.06 and
11.07 shall survive any termination hereof pursuant to Section 10.01.

                                  ARTICLE 11.

                                 Miscellaneous

     11.1  Notices.  All notices, requests and other communications to any party
           -------
hereunder shall be in writing (including facsimile transmission) and shall be given,

     if to Parent or Merger Subsidiary, to:

           Software AG
           Uhlandstrasse 12, D-64297
           Darmstadt, Germany
           Attention: Christine Schwab
           Fax: (49) 6151 92 1600

           with a copy to:

           Davis Polk & Wardwell
           450 Lexington Avenue
           New York, New York 10017
           Attention: Peter R. Douglas
           Fax: (212) 450-4800

           if to the Company, to:

           Saga Systems, Inc.
           11190 Sunrise Valley Drive
           Reston, Virginia 20191
           Attention: Katherine E. Butler
           Fax: (703) 391 6980

           with a copy to:

           King & Spalding
           191 Peachtree Street
           Atlanta, GA 30303-1763
           Attention: Michael J. Egan III
                      Stephen M. Wiseman
           Fax: (404) 572-5145

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m., and such day is a Business Day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

     11.2  Amendments; No Waivers.
           ----------------------

     (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     11.3  Expenses.
           --------

     (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds or by bank or cashiers check), if, pursuant to (x) below, simultaneously with the occurrence of such Payment Event or, if pursuant to (y) below, within two Business Days following such Payment Event, a fee of $13.4 million (the "Termination Fee").

     "Payment Event" means (x) the termination of this Agreement pursuant to Sections 10.01(b)(iv) or 10.01(c)(ii) or (y) the termination of this Agreement pursuant to Section 10.01(b)(iii) if at the time of the Company Stockholder Meeting a Superior Proposal has been publicly announced and the transaction contemplated by a Superior Proposal has been consummated within 12 months of such termination.

     (c)   The Company acknowledges that the agreements contained in this
Section 11.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.03, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.

     11.4  Successors and Assigns. The provisions of this Agreement shall be
           ----------------------
binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment will not relieve Parent or Merger Subsidiary of its obligations hereunder.

     11.5  Governing Law. The validity, construction and effect of this
           -------------
Agreement shall be governed by and construed enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

     11.6  Jurisdiction. Any suit, action or proceeding seeking to enforce any
           ------------
provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

     11.7  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY
           --------------------
WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     11.8  Counterparts; Effectiveness. This Agreement may be signed in any
           ---------------------------
number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Section 7.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     11.9  Entire Agreement. The Transaction Agreements constitutes the
           ----------------
entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     11.10 Captions; Headings.  The captions herein are included for convenience
           ------------------
of reference only and shall not affect the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     11.11 Severability. If any term, provision, covenant or restriction of this
           ------------
Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     11.12 Specific Performance. The parties hereto agree that irreparable
           --------------------
damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    SAGA SYSTEMS, INC.

                                    By:   /s/ Daniel F. Gillis
                                          ------------------------
                                        Name:  Daniel F. Gillis
                                        Title: Chief Executive Officer


                                    SOFTWARE AG

                                    By:   /s/ Dr. Erwin Koenigs
                                          ----------------------------
                                        Name:  Dr. Erwin Koenigs
                                        Title: Chief Executive Officer

                                    By:   /s/ Volker Dawedeit
                                          ---------------------
                                        Name:  Volker Dawedeit
                                        Title: Chief Financial Officer


                                    SOFTWARE AG ACQUISITION CORPORATION

                                    By:   /s/ Dr. Erwin Koenigs
                                          ----------------------------
                                        Name:  Dr. Erwin Koenigs
                                        Title: Chief Executive Officer

                                    By:   /s/ Volker Dawedeit
                                          ---------------------
                                        Name:  Volker Dawedeit
                                        Title: Chief Financial Officer

                                  APPENDIX B

                            Fairness Opinion Letter

November 1, 2000

CONFIDENTIAL
------------

Board of Directors
Saga Systems, Inc.
11190 Sunrise Valley Drive
Reston VA 20191

Dear Members of the Board:

We understand that Saga Systems, Inc., a Delaware corporation (the "Company"), Software AG, a stock corporation organized under the laws of the Federal Republic of Germany (the "Parent"), and Software AG Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (the "Merger Subsidiary") have entered into an Agreement and Plan of Merger (the "Agreement) pursuant to which Merger Subsidiary will merge with and into the Company, with the Company surviving the merger (and the other transactions contemplated by the Agreement, the "Transaction").

The merger consideration per share of common stock of the Company at closing ("Closing") shall be $11.50 in cash (the "Merger Consideration"), plus certain possible cash adjustments equal to 80% of the proceeds (net of certain expenses and liabilities) resulting from monetization by the Parent of the Company's Sagavista business following Closing (the "Cash Adjustment"). At or immediately prior to the Effective Time (as defined in the Agreement), all option holders of the Company, whether or not vested or exercisable, shall have their options cancelled and all such option holders shall receive both the Merger Consideration and the right to the Cash Adjustment, net of exercise prices for their options, to the same extent as if they were shareholders of the Company at Closing.

You have requested our opinion as to whether the Merger Consideration to be received by shareholders of the Company in the Transaction is fair, from a financial point of view, to the Company and its shareholders. For purposes of this opinion, we have assumed that there will be no Cash Adjustment payment. Further, certain shareholders of the Company have entered into a separate Stockholder Agreement with Parent providing that such shareholders will sell immediately prior to Closing approximately 65% of their common stock for notes to baae issued by the Parent to such shareholders. For purposes of this opinion, we have assumed that all public shareholders of the Company shall receive cash consideration in the Transaction.

Updata Capital, Inc. ("Updata") focuses on providing merger and acquisition advisory services to information technology ("IT") companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT mergers and acquisitions for comparative purposes.

In rendering our opinion, we have among other things:

1. reviewed the most recent draft of the Agreement and based our opinion on our understanding that the terms and conditions of the Agreement will not materially change;

2.   reviewed the Company's historical financial statements;

3. reviewed certain internal financial and operating information, including certain projections relating to the Company prepared by its management;

4. participated in discussions with Company management concerning the operations, business strategy, financial performance and prospects for the Company;

5. compared certain aspects of the financial and market performance of the Company with public companies we deemed comparable in whole or in part;

6. analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Transaction;

7. reviewed the Company's annual reports for the fiscal years ended December 31, 1999 and including the audited financial statements included therein, and recent quarterly financial statements;

8. reviewed the recent reported closing prices and trading activity for the Company's common stock on the New York Stock Exchange;

9. assessed, based on discussions with the Company's senior management, the strategic rationale for the Transaction;

10. assisted in negotiations and discussions related to the Transaction among the Company and its respective legal and investment banking advisors; and

11. conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by the Company. With respect to the financial projections examined by us, we have assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of Company management as to the future performance of the Company. We have neither made nor obtained an independent appraisal or valuation of any of the Company's assets.

Based upon and subject to the foregoing, we are of the opinion that the Merger Consideration to be received by the Company's shareholders in the Transaction is fair, from a financial point of view, to the Company's shareholders.

For purposes of this opinion, we have assumed that the Company is not currently involved in any material transaction other than the Transaction (which includes a potential Sagavista Disposition) and those activities undertaken in the ordinary course of conducting its business. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion. Any change in such conditions may impact this opinion.

This opinion speaks only as of November 1, 2000, which is the day prior to the public announcement of the transaction. It is understood that this opinion is for the information of the Board of Directors of the Company in connection with its consideration of the Transaction and does not constitute a recommendation to any Company shareholder as to whether such shareholder should tender its shares in the Offer or as to how such shareholder should vote on the Transaction. Updata does not believe that any person other than the Board of Directors of the Company has the legal right under state law to rely on this opinion, and, in the absence of any governing precedents, we would resist any assertion otherwise by any such person. This opinion may not be published or referred to, in whole or part, without our prior written permission.

                                                       Sincerely,

                                                       /s/ Updata Capital, Inc.
                                                       Updata Capital, Inc.

                                  APPENDIX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
                          SEC. 262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in receipt thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

          (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
               (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

          (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection
               (d) hereof, whichever is later.

          (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

          (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     PROXY
                              SAGA SYSTEMS, INC.
                          11190 SUNRISE VALLEY DRIVE
                            RESTON, VIRGINIA 21091

          PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON
                ___________, ________, 2001 AT ___________ A.M.

The undersigned hereby appoints ______________________, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock, par value $.01 per share, of SAGA SYSTEMS, Inc. held by the undersigned at the close of business on _______________ _____, 2001, which the undersigned would be entitled to vote if personally present at the special meeting of stockholders to be held on _________________ _____, 2000 at ____ a.m., local time, at
_______________________________, ____________________________, and at any
adjournment thereof, upon the matters described in the accompanying notice of special meeting of stockholders and proxy statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the notice of special meeting of stockholders and proxy statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

PROPOSAL OF THE BOARD OF DIRECTORS TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF NOVEMBER 1, 2000, BY AND AMONG SAGA SYSTEMS, INC., SOFTWARE AG, AND SOFTWARE AG ACQUISITION CORPORATION.

    [_]  FOR                    [_]  AGAINST                    [_]  ABSTAIN

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SAGA SYSTEMS, INC. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE PROPOSAL LISTED ABOVE.

A FAILURE TO VOTE OR A VOTE TO ABSTAIN HAS THE SAME EFFECT AS A VOTE CAST AGAINST ADOPTION OF THE MERGER AGREEMENT.

                                                   Dated: ______________, 200_


                                                   ___________________________
                                                   Signature

               Please sign exactly as your name(s) appear(s) hereon. Where more than one owner is shown above, each should sign. When signing in a fiduciary or representative capacity, please add your full title as such. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.